      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ---------------------

                            DUPONT PHOTOMASKS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                    74-2238819
 (State or other jurisdiction       (I.R.S. Employer
     of incorporation or         Identification Number)
        organization)

                           131 OLD SETTLERS BOULEVARD
                            ROUND ROCK, TEXAS 78664
                                 (512) 310-6500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                  JOHN M. LYNN
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            DUPONT PHOTOMASKS, INC.
                           131 OLD SETTLERS BOULEVARD
                            ROUND ROCK, TEXAS 78664
                                 (512) 310-6500
                            TELECOPY: (512) 310-6544
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

       CARMELO M. GORDIAN, ESQ.                      ALAN DEAN, ESQ.
        RONALD G. SKLOSS, ESQ.                    DAVIS, POLK & WARDWELL
   BROBECK, PHLEGER & HARRISON LLP                 450 LEXINGTON AVENUE
   301 CONGRESS AVENUE, SUITE 1200               NEW YORK, NEW YORK 10017
         AUSTIN, TEXAS 78701                          (212) 450-4000
            (512) 477-5495                       TELECOPY: (212) 450-4800
       TELECOPY: (512) 477-5813

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration

Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
     TITLE OF SHARES TO BE REGISTERED          REGISTERED(1)          SHARE(2)            PRICE(2)        REGISTRATION FEE
Common Stock, $.01 par value...............   3,105,000 shares        $51.375           $159,519,375          $47,059

(1) Includes 405,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based upon the average of the high and low sale prices for the Common Stock as reported on the Nasdaq National Market for May 7, 1998.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: one for use in connection with an offering of Shares initially in the United States and Canada (the "Domestic Prospectus") and one for use in connection with an offering of Shares initially outside the United States and Canada (the "International Prospectus"). Both forms of prospectus are identical, except for the outside front cover page of each prospectus. The form of Domestic Prospectus follows this Explanatory Note and is immediately followed by the form of outside front cover page of the International Prospectus which is labeled "Alternate Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

PROSPECTUS (SUBJECT TO COMPLETION)
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

ISSUED MAY 12, 1998

                                2,700,000 SHARES

                            DUPONT PHOTOMASKS, INC.

                                  COMMON STOCK
                               -----------------

OF THE 2,700,000 SHARES OF COMMON STOCK OFFERED HEREBY, 2,160,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S.
   UNDERWRITERS AND 540,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE
     "UNDERWRITERS." OF THE 2,700,000 SHARES OF COMMON STOCK BEING OFFERED, 700,000 SHARES ARE BEING SOLD BY THE COMPANY AND 2,000,000 SHARES
       ARE BEING SOLD BY A WHOLLY OWNED SUBSIDIARY OF E.I. DU PONT DE
       NEMOURS AND COMPANY ("DUPONT"). SEE "SELLING STOCKHOLDER." THE
        COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES
           BY DUPONT. THE COMPANY'S COMMON STOCK IS QUOTED ON THE
           NASDAQ NATIONAL MARKET UNDER THE SYMBOL "DPMI." ON MAY
             11, 1998, THE LAST SALE PRICE OF THE COMMON STOCK AS
             REPORTED ON THE NASDAQ NATIONAL MARKET WAS $51.66
                 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."

                            ------------------------

UPON COMPLETION OF THE OFFERING, DUPONT WILL INDIRECTLY OWN APPROXIMATELY 54% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK AND WILL CONTINUE
         TO CONTROL THE COMPANY. SEE "SELLING STOCKHOLDER" AND
         "TRANSACTIONS AND RELATIONSHIP
                                   BETWEEN THE COMPANY AND
                                    DUPONT."

                            ------------------------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                                   COMMENCING ON PAGE 6 HEREOF.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                            PRICE $         A SHARE
                              -------------------

                                                             UNDERWRITING                            PROCEEDS TO
                                           PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                            PUBLIC         COMMISSIONS (1)       COMPANY (2)         STOCKHOLDER
                                      ------------------  ------------------  ------------------  ------------------
PER SHARE...........................          $                   $                   $                   $
TOTAL(3)............................          $                   $                   $                   $

----------
    (1) THE COMPANY AND DUPONT HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $117,000.
    (3) THE COMPANY AND DUPONT HAVE GRANTED THE U.S. UNDERWRITERS OPTIONS, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 105,000 AND 300,000 ADDITIONAL SHARES, RESPECTIVELY, AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTIONS IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO COMPANY AND PROCEEDS TO SELLING
       STOCKHOLDER WILL BE $         , $         , $         AND $         ,
       RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT               , 1998, AT THE
OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER
     DEUTSCHE MORGAN GRENFELL
           DONALDSON, LUFKIN & JENRETTE
                 SECURITIES CORPORATION
                                           NATIONSBANC MONTGOMERY SECURITIES LLC
                         NEEDHAM & COMPANY, INC.

         , 1998

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY DUPONT OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

    FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY, BY DUPONT OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY, DUPONT AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                          -----
Prospectus Summary...................................           3
Risk Factors.........................................           6
Forward-Looking Statements...........................          12
Use of Proceeds......................................          12
Dividend Policy......................................          12
Price Range of Common Stock..........................          13
Capitalization.......................................          13
Selected Financial Data..............................          14
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................          15
Business.............................................          22

                                                          PAGE
                                                          -----
Management...........................................          31
Selling Stockholder..................................          33
Transactions and Relationship Between the Company and
  DuPont.............................................          34
Certain U.S. Federal Income Tax Considerations for
  Non-U.S. Holders of Common Stock...................          38
Description of Capital Stock.........................          39
Underwriters.........................................          42
Legal Matters........................................          45
Experts..............................................          45
Available Information................................          45

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated in this Prospectus by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (file no. 0-20839); (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998; and (3) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

    All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein, therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owners, to whom a copy of the Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted to DuPont Photomasks, Inc.,
Attention: Investor Relations, 131 Old Settlers Boulevard, Round Rock, Texas 78664, telephone: (512) 310-6559.
                             ---------------------

    The Company has licensed from DuPont use of the tradename "DuPont" and the DuPont in Oval logo. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

    References in this Prospectus to "$" or "dollars" are to United States currency.
                             ---------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND THE FINANCIAL STATEMENTS AND RELATED NOTES, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. ALL REFERENCES HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, TO (I) THE "COMPANY" MEAN DUPONT PHOTOMASKS, INC. AND (II) "DUPONT" OR "SELLING STOCKHOLDER" MEAN E.I. DU PONT DE NEMOURS AND COMPANY OR ONE OF ITS WHOLLY OWNED SUBSIDIARIES. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE U.S. UNDERWRITERS' OVER-ALLOTMENT OPTIONS ARE NOT EXERCISED. SEE "UNDERWRITERS." THE COMPANY'S FISCAL YEAR ENDS JUNE 30.

                                  THE COMPANY

    Based on worldwide sales, DuPont Photomasks, Inc. is one of the largest photomask manufacturers in the world. Photomasks are high-purity quartz or glass plates containing precision images of integrated circuits and are used as masters by semiconductor manufacturers to optically transfer these images onto semiconductor wafers. Photomasks are a necessary component in the production of semiconductors, and advanced photomask technologies are critical to enabling the manufacture of increasingly complex semiconductor devices. The Company manufactures a broad range of photomasks based on customer-supplied design data, including photomasks that meet the tightest design specifications required by semiconductor manufacturers today. The Company sells its products to approximately 200 customers in 20 different countries. The Company believes that it is the principal merchant photomask supplier for many of its customers, including Advanced Micro Devices, Hyundai, LG Semicon, Lucent Technologies, Micron Technology, Motorola, National Semiconductor, Philips, Samsung, Seagate and SGS-Thomson. The Company operates globally from ten established manufacturing facilities in North America, Europe and Asia and numerous customer service centers.

    The market for photomasks consists primarily of semiconductor manufacturers in North America, Europe and Asia. The photomask industry is comprised of both independent merchant producers, which sell photomasks to multiple semiconductor manufacturers, and captive operations, which are facilities owned by semiconductor manufacturers primarily for internal use. According to industry sources, the worldwide market for photomasks totalled approximately $2.0 billion in 1997. The Company estimates that the photomask market in North America, Europe and non-Japan Asia, the markets in which the Company primarily competes, represented approximately 50% of the worldwide market over the last five years and that merchant photomask sales in these regions were approximately $700 million in 1997. Based on sales, the Company is one of the two largest merchant suppliers in North America and the largest merchant supplier in Europe and non-Japan Asia.

    The demand for photomasks is driven primarily by semiconductor design activity. A number of recent trends have fueled growth in design activity, including: (i) increasing customization of semiconductor designs; (ii) growing complexity of semiconductor devices; (iii) decreasing feature size of semiconductor designs; and (iv) the proliferation of semiconductor applications. The impact of these trends has been to increase the importance of photomask technology in the semiconductor manufacturing process. The Company expects the importance of photomask technology to continue to grow as semiconductor manufacturers design and produce more complex, advanced devices.

    The Company is undertaking a significant global expansion to support the future growth of its business. In 1997, the Company, in a joint venture with some of the world's leading semiconductor manufacturers, began operation of the DPI Reticle Technology Center, LLC, a facility dedicated to advanced photomask technology development and pilot line fabrication of leading-edge photomasks. The Company also opened a photomask production facility in Scotland to better serve the European market. Currently, the Company is constructing a photomask production facility near Portland, Oregon, a rapidly growing semiconductor manufacturing region, and recently announced plans to build a photomask production facility in Singapore, a developing semiconductor market.

    The Company is an industry leader in developing the most advanced photomasks and believes it is the principal merchant supplier, outside Japan, of leading-edge photomasks. The Company's objective is to be the world's premier global supplier of photomasks by providing the finest service and most advanced technology to its customers. To achieve this objective, the Company intends to advance its technological leadership, expand strategic relationships with its customers, capitalize on its established global manufacturing and support network and leverage its strategic relationships with key suppliers.

                            RELATIONSHIP WITH DUPONT

    The Company is approximately 69% owned by DuPont. Upon completion of the offering, DuPont will continue to indirectly own approximately 54% (or approximately 51% if the U.S. Underwriters' over-allotment options are exercised in full) of the Company's outstanding Common Stock. See "Selling Stockholder." Upon completion of the offering, DuPont will be able to control the vote on most matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. See "Risk Factors--Control by and Relationship with DuPont." DuPont has advised the Company that it expects to reduce its ownership interest in the Company over time, subject to prevailing market and other conditions. Historically, the Company has derived certain tangible and intangible benefits from being affiliated with DuPont. The Company and DuPont have entered into a number of agreements for the purpose of defining their ongoing relationship. While these agreements will continue to provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of DuPont for a limited time and it may not enjoy benefits from its relationship with DuPont beyond the terms of the agreements. See "Transactions and Relationship Between the Company and DuPont."

                                  THE OFFERING

Common stock offered by:
  The Company.......................  700,000 Shares
  DuPont............................  2,000,000Shares
    Total...........................  2,700,000Shares
Common stock offered in:
  U.S. Offering.....................  2,160,000 Shares
  International Offering............  540,000Shares
    Total...........................  2,700,000Shares
Common Stock to be outstanding after
  the Offering......................  15,868,766 Shares(1)
Use of Proceeds.....................  General corporate purposes, including working capital, capital expenditures and potential
                                      acquisitions. See "Use of Proceeds." The Company will
                                      not receive any proceeds from the sale of Shares by
                                      DuPont.
Nasdaq National Market symbol.......  DPMI

---------

(1) Based upon the number of shares outstanding on March 31, 1998. Excludes shares of Common Stock issuable under the Company's stock performance plans.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       NINE MONTHS
                                                                   YEAR ENDED JUNE 30,               ENDED MARCH 31,
                                                          -------------------------------------  ------------------------
                                                             1995         1996         1997         1997         1998
                                                          -----------  -----------  -----------  -----------  -----------
Sales...................................................   $ 161,514    $ 213,415    $ 261,185    $ 191,264    $ 203,700
Cost of goods sold......................................     120,512      142,200      163,319      117,652      134,195
Selling, general and administrative expense.............      21,803       25,167       31,611       23,434       22,678
Research and development expense........................       8,777        9,162       12,372        8,556        9,687
                                                          -----------  -----------  -----------  -----------  -----------
Operating profit........................................      10,422       36,886       53,883       41,622       37,140
Interest (income) expense...............................       6,957        7,078       (2,080)      (1,341)        (515)
Exchange (gain) loss....................................        (493)         886          796          613          233
                                                          -----------  -----------  -----------  -----------  -----------
Income before income taxes, minority interest and
  extraordinary item....................................       3,958       28,922       55,167       42,350       37,422
Provision for income taxes..............................                    2,678       19,308       14,822       12,860
                                                          -----------  -----------  -----------  -----------  -----------
Income before minority interest and extraordinary
  item..................................................       3,958       26,244       35,859       27,528       24,562
Minority interest in loss of majority owned joint
  venture...............................................        (161)        (660)        (903)        (642)        (687)
                                                          -----------  -----------  -----------  -----------  -----------
Income before extraordinary item........................       4,119       26,904       36,762       28,170       25,249
Extraordinary item......................................                               (22,242)     (22,242)
                                                          -----------  -----------  -----------  -----------  -----------
Net income..............................................   $   4,119    $  26,904    $  59,004    $  50,412    $  25,249
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
Basic earnings per share before extraordinary item......   $     .39    $    2.51    $    2.44    $    1.87    $    1.67
Diluted earnings per share before extraordinary item....   $     .39    $    2.50    $    2.37    $    1.82    $    1.62


                                                                                                      MARCH 31, 1998
                                                                                                 ------------------------
                                                                                                                  AS
                                                                                                   ACTUAL     ADJUSTED(1)
                                                                                                 -----------  -----------
Cash and cash equivalents......................................................................   $  15,877    $  50,114
Working capital................................................................................      40,458       74,695
Property and equipment.........................................................................     237,175      237,175
Total assets...................................................................................     345,717      379,954
Long-term borrowings...........................................................................       8,007        8,007
Long-term borrowings, related parties..........................................................      24,000       24,000
Stockholders' equity...........................................................................     243,117      277,354

------------
(1) As adjusted to reflect the sale of 700,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $51.66 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN THE SECTIONS ENTITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." SEE "FORWARD-LOOKING STATEMENTS."

    CAPITAL INTENSIVE INDUSTRY; SIGNIFICANT FIXED COSTS. The manufacture of photomasks requires a significant investment in fixed assets. The Company expects that it will be required to continue to make significant capital expenditures in connection with the expansion of its operations. Based on its current operating plans, the Company will require external financing from time to time to fund its capital expenditures. There can be no assurance that the Company will be able to obtain the additional capital required in connection with such expansion on reasonable terms, or at all, or that any such expansion will not have a material adverse effect on the Company's business and results of operations, particularly during the start-up phase of new operations. In addition, due to the capital-intensive nature of photomask manufacturing operations, at a given threshold of manufacturing capacity, a high proportion of the Company's operating costs remain relatively constant as sales volume increases or decreases. To the extent the Company has under-utilized production capacity, operating profit increases or decreases significantly as sales volume increases or decreases. The Company anticipates that operating costs will increase as it adds capacity to position itself for future growth. A decrease in capacity utilization could have a material adverse effect on the Company's results of operations. See "Business--Industry Background."

    RAPID TECHNOLOGICAL CHANGE. The photomask and semiconductor industries are characterized by rapid technological change and new product introductions and enhancements that require photomask manufacturers to make significant and ongoing capital investments. In particular, as semiconductor pattern sizes continue to decrease, the demand for more technologically advanced photomasks is likely to increase, and the Company believes it must continue to enhance its existing products and to develop and manufacture new products and upgrades with improved capabilities in order to satisfy this anticipated demand. The Company's inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on the Company's results of operations. Also, there can be no assurance that additional research and development investments by the Company will result in any technological innovations. See "Business--Products and Technology" and "--Research and Development."

    Technological advances achieved by a competitor or a customer leading to the commercial availability of alternate methods of transferring circuit designs onto semiconductor wafers without the use of photomasks, including direct-write lithography, could have a material adverse effect on the Company's results of operations or financial position. Direct-write lithography, an alternative to photomask lithography, writes the circuit pattern directly onto the semiconductor wafer without the use of a photomask. The direct-write method generates patterns onto a wafer slowly and therefore is not currently useful for high-volume, commercial device manufacturing. A significant advance in this technology or other technologies which transfer circuit designs without the use of photomasks, however, would have a material adverse effect on the Company's business and results of operations. See "Business--Products and Technology" and "--Competition."

    RELATIONSHIP WITH AND DEPENDENCE ON SEMICONDUCTOR INDUSTRY. Substantially all of the Company's sales are derived from semiconductor manufacturers. Growth in the demand for semiconductors does not necessarily lead to an increase in the demand for photomasks. Changes in semiconductor designs, or applications, such as a reduction in customization, increased standardization, a reduction in design complexity, other technological and manufacturing advances or a slowdown in the introduction of new semiconductor designs, could reduce demand for photomasks even if the demand for semiconductors increases. Technological and manufacturing advances in the semiconductor industry could have a material adverse effect on the demand for photomasks.

    In addition, contractions or downturns in the semiconductor industry could lead to a decrease in the demand for photomasks. The semiconductor industry is highly cyclical and has been subject to significant economic downturns at various times. Future downturns in the semiconductor industry could have a material adverse effect on the Company's results of operations. The Company's investment in new sites and equipment is based, in part, on the announced expansion plans of the semiconductor industry. From time to time, the semiconductor industry has developed slower than originally anticipated. A lack of development in the semiconductor industry in a location in which the Company operates could have a material adverse impact on the Company's business. For example, the semiconductor industry in China has developed more slowly than originally anticipated and, as a result, the Company continues to experience losses from its joint venture participation in China. In addition, there are certain risks associated with new sites, including the risk that the Company's revenue does not increase commensurate with the increases in capacity and expenses. If revenue does not increase accordingly, the Company's business, financial position and results of operations could be materially impacted. See "Business--Industry Background."

    FLUCTUATIONS IN QUARTERLY AND ANNUAL EARNINGS. The Company's quarterly and annual operating results are affected by a wide variety of factors that could adversely affect sales or profitability or lead to significant variability of operating results. These factors include the volume, timing and product mix of orders shipped. Since the Company's business is characterized by short-term orders and shipment schedules without a significant backlog for products, substantially all of the Company's sales in any quarter are dependent upon orders received during that quarter, which limits the Company's ability to respond to a changing business environment. In addition, changes in the mix of products sold, market acceptance of the Company's and its customers' products, competitive pricing pressures, the Company's ability to meet increasing demand and delivery schedules, fluctuations in manufacturing yields, fluctuations in currency exchange rates, cyclical semiconductor industry conditions, the Company's access to advanced process technologies and the timing and extent of product and process development costs could also affect operating results. Moreover, the Company is limited in its ability to reduce costs quickly in response to any revenue shortfalls due to the need to make ongoing and significant capital investments. As a result of the foregoing and other factors, there can be no assurance that the Company will not experience material adverse fluctuations in future operating results on a quarterly or annual basis. Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period. See "--Capital Intensive Industry; Significant Fixed Costs," "--Rapid Technological Change" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    COMPETITION. The photomask industry is highly competitive. The Company's ability to compete in this market is primarily based on product quality, delivery to schedule performance, pricing, technical capabilities, the location and capacity of its manufacturing facilities and technical service. Significant competitors include other merchant manufacturers of photomasks, including Compugraphics International Limited, Dai Nippon Printing, Hoya Corporation, Photronics, P.K. Limited, Taiwan Mask Corporation and Toppan Printing Company. The Company's competitors can be expected to continue to develop and introduce new and enhanced products, any of which could cause a decline in market acceptance of the Company's products or a reduction in the Company's prices as a result of intensified price competition. The Company also competes with captive photomask operations. Beginning in the mid-1980's, a trend developed toward the divestiture or closing of captive photomask operations by semiconductor manufacturers. There can be no assurance that this trend will continue or that it will not reverse, thereby reducing the demand for photomasks produced by merchant photomask suppliers like the Company and increasing competition to the extent excess capacity is used to supply non-captive needs. In particular, as photomasks continue to reemerge as a critical and enabling technology in the semiconductor manufacturing process, there can be no assurance that semiconductor manufacturers will not form new captive operations to ensure that their photomask needs are met, particularly for advanced and leading-edge photomasks. Certain of the Company's competitors may have greater financial, technical, marketing and other resources than the Company, each of which could provide them with a competitive advantage over the Company. There can be no assurance that competition will not have a material adverse effect on the

Company's business, financial position or results of operations. See "Business--Industry Background" and "--Competition."

    SIGNIFICANT INTERNATIONAL OPERATIONS. Approximately 44% of the Company's sales in fiscal 1997 were derived from sales in non-U.S. markets. The Company expects sales from non-U.S. markets to continue to represent a significant portion of total sales. The Company operates four manufacturing facilities as well as sales and technical support service centers in Europe and Asia. In addition, the Company is currently participating in the operation of a manufacturing facility in Shanghai, China as part of a joint venture arrangement with the Shanghai Institute of Metallurgy, is currently negotiating a joint venture arrangement with United Microelectronics Corporation to produce photomasks in Taiwan and recently announced plans to construct a manufacturing facility in Singapore.

    Non-U.S. operations are subject to certain risks inherent in conducting business abroad, including price and currency exchange controls, fluctuation in the relative value of currencies and restrictive governmental actions. Changes in the relative value of currencies occur from time to time and may, in certain instances, have a material effect on the Company's results of operations. The Company's financial statements reflect remeasurement of items denominated in non-U.S. currencies to U.S. Dollars, the Company's functional currency. Exchange gains or losses are included in income in the period in which they occur. The Company monitors its exchange rate exposure and attempts to reduce such exposure by hedging. The Company has entered into Korean Won and French Franc forward contracts designed to reduce such exposure. There can be no assurance that such forward contracts or any other hedging activity will be available or adequate to eliminate, or even mitigate, the impact of the Company's exchange rate exposure. There can be no assurance that such risks will not have a material adverse impact on the Company's liquidity and results of operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Global Manufacturing and Operations."

    ASIAN MARKET VOLATILITY. In recent months, Asian capital markets have been highly volatile, resulting in significant fluctuations in local currencies and other economic instabilities. These instabilities may continue or worsen, which could have a material adverse impact on the Company's financial position or results of operations as approximately 20% of the Company's sales in fiscal 1997 were derived from this region. As a result of this instability, the Company has experienced a reduction in revenue and net income from its operations in Asia during the two fiscal quarters ended March 31, 1998. There can be no assurance that these reductions will not continue or worsen. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    MANUFACTURING RISKS. The Company's manufacturing processes are highly complex, require the use of expensive and technologically sophisticated equipment and materials and are continuously subject to modification in an effort to improve manufacturing yields and product quality. Minute impurities or other difficulties in the manufacturing process can lower manufacturing yields and make products unmarketable. Moreover, manufacturing leading-edge photomasks is relatively more complex and time-consuming than manufacturing high-volume, less advanced photomasks, and may lead to general delays in the manufacturing of all levels of photomasks. The Company has, on occasion, experienced manufacturing difficulties and capacity limitations that have delayed the Company's ability to deliver products within the time frames contracted for by some or all of its customers. There can be no assurance that the Company will not experience these or other manufacturing difficulties, increased costs or production capacity constraints in the future, any of which could result in a loss of customers or could otherwise have a material adverse effect on the Company's business or results of operations. See "Business--Global Manufacturing and Operations."

    CONCENTRATION OF CUSTOMERS. In fiscal 1997, the Company's six largest customers, in the aggregate, accounted for more than 50% of sales. All these customers are in the semiconductor industry. The loss of, or a significant reduction of orders from, any of these customers could have a material adverse effect on the Company's results of operations. While the Company believes it has strategic relationships with a number of its customers, its customers place orders on an as-needed basis and can change their suppliers without penalty. See "Business--Customers."

    CONCENTRATION OF AND DEPENDENCE ON SUPPLIERS. The Company relies on a limited number of photomask equipment manufacturers to develop and supply the equipment used in the photomask manufacturing process. There are currently lead times of approximately 10 to 14 months between the order and the delivery of certain photomask imaging and inspection equipment, including electron beam and laser beam photomask imaging systems. There can be no assurance that the equipment manufacturers will successfully develop or deliver on a timely basis such imaging and inspection equipment. Failure to develop on a timely basis such equipment could have a material adverse effect on the Company's business or results of operations. See "Business--Industry Background."

    In addition, the Company has a limited number of long-term supply agreements with its raw materials suppliers and it has historically relied primarily on a limited number of suppliers for the quartz plates used in the manufacture of photoblanks, which are a key component in the manufacture of photomasks. Any disruption in the Company's supply relationships or any delays in the shipment of supplies or equipment, particularly the supply of quartz plates, could result in delays or reductions in product shipments by the Company or increases in product costs that could have a material adverse effect on the Company's operating results in any given period. In the event of such disruption, there can be no assurance that the Company could develop alternative sources within reasonable time frames, or if developed, that such sources would provide such supplies or equipment at prices comparable with those charged by the Company's suppliers prior to such disruption. See "Business--Products and Technology--Photoblanks and Pellicles."

    DEPENDENCE ON MANAGEMENT AND TECHNICAL PERSONNEL. The Company's continued success depends, in part, upon key managerial, engineering and technical personnel, as well as the Company's ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect on the Company's business or results of operations. There can be no assurance that the Company can retain its key managerial, engineering and technical employees. The Company's growth may be dependent on its ability to attract new highly skilled and qualified personnel. There can be no assurance that its recruiting efforts to attract and retain such personnel will be successful. See "Business-- Employees" and "Management."

    CONTROL BY AND RELATIONSHIP WITH DUPONT. DuPont currently owns approximately 69% of the outstanding Common Stock of the Company, and upon completion of the offering, DuPont will own approximately 54%. As a result, upon completion of the offering, DuPont will be able to control the vote of most matters submitted to stockholders, including any merger, consolidation or sale of all or substantially all of the assets of the Company, to elect the members of the Board of Directors of the Company and to prevent or cause a change in control of the Company. DuPont has advised the Company that it expects to continue to reduce its ownership interest in the Company over time, subject to prevailing market conditions. The Company has granted DuPont certain rights with respect to the registration of shares of Common Stock of the Company held by DuPont under the Securities Act of 1933, as amended (the "Securities Act"), including the right to require that the Company register under the Securities Act the sale of all or part of the shares it holds, and to include such shares in a registered offering of securities by the Company for its own account. See "Selling Stockholder."

    Historically, the Company has derived certain tangible and intangible benefits from being affiliated with DuPont. The current relationship between the Company and DuPont is defined pursuant to several transitional agreements. While these agreements will continue to provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of DuPont for a limited time and it may not enjoy benefits from its relationship with DuPont beyond the term of the agreements, including benefits derived from DuPont's reputation, research and development, supply of raw materials, trade names and trademarks and credit support. There can be no assurance that the Company, upon termination of such assistance from DuPont, will be able to provide adequately such services internally or obtain favorable arrangements from third parties to replace such services. See "Transactions and Relationship Between the Company and DuPont."

    VOLATILITY OF MARKET PRICE. The market price of the Common Stock has been and can be expected to be significantly affected by factors such as quarterly variations in the Company's results of operations, the announcement of new products or product enhancements by the Company or its competitors, technological innovations by the Company or its competitors, changes in earnings estimates or buy/sell recommendations by analysts, and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

    POTENTIAL ACQUISITIONS. The Company has in the past and may in the future pursue acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand the Company's business. For example, the Company is currently negotiating an agreement with United Microelectronics Corporation to establish a joint venture to produce photomasks in Taiwan. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired business, product or technology could cause diversion of management's time and resources. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of goodwill and other intangibles, research and development write-offs and other acquisition-related expenses. Further, no assurances can be given that any acquired business will be successfully integrated with the Company's operations. If any such acquisition were to occur, there can be no assurance that the Company would receive the intended benefits of the acquisition. Future acquisitions, whether or not consummated, could have a material adverse effect on the Company's business, results of operations or financial position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    INTELLECTUAL PROPERTY. The Company believes that the success of its business depends primarily on its proprietary technology, information and processes and know-how, rather than on patents or trademarks. Much of the Company's proprietary information and technology relating to manufacturing processes is not patented and may not be patentable. There can be no assurance that the Company will be able to adequately protect its technology, that competitors will not be able to develop similar technology independently, that the claims allowed on any patents held by the Company will be sufficiently broad to protect the Company's technology or that foreign intellectual property laws will adequately protect the Company's intellectual property rights. The Company may receive notices claiming that it is infringing the proprietary rights of third parties, and there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products or processes. Any such claims or litigation, with or without merit, to enforce patents issued to the Company, to protect trade secrets or know-how possessed by the Company or to defend the Company against claimed infringement of the rights of others could result in substantial costs and diversion of resources, or could result in product shipment delays or force the Company to enter into royalty or license agreements rather than dispute the merits of such claims, any of which could have a material adverse effect on the Company's business, results of operations or financial position. See "Business--Patents, Copyrights, Trademarks and Licenses--Intellectual Property."

    CHANGES IN GOVERNMENTAL LAWS AND REGULATIONS. The Company is subject to numerous governmental laws and regulations including, for example, tax, occupational safety and health, and environmental laws and regulations. Environmental laws and regulations impose various environmental controls on, among other things, the discharge of pollutants into the air and water and the handling, use, storage, disposal and clean-up of solid and hazardous wastes. Changes in these laws and regulations may have a material adverse effect on the Company's financial position and results of operations. Any failure by the Company to adequately comply with such laws and regulations could subject the Company to significant future liabilities. See "Business--Environmental Matters."

    YEAR 2000 COMPLIANCE. Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies in a very wide variety of applications will experience operating difficulties unless they are modified or upgraded to adequately process information involving, related to or dependent upon the century change. Significant uncertainty exists concerning the scope and magnitude of problems associated with the century change. The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures and has established a project team to assess Year 2000 risks. The project team will coordinate the identification and implementation of changes to computer hardware and software applications that will attempt to ensure availability and integrity of the Company's information systems and the reliability of its operational systems and manufacturing processes. The Company is also assessing the potential overall impact of the impending century change on its business, results of operations and financial position.

    The Company is currently reviewing its information and operational systems and manufacturing processes in order to identify and modify those products, services or systems that are not Year 2000 compliant. The total cost of these Year 2000 compliance activities has not been, and is not anticipated to be, material to the Company's financial position or its results of operations. These costs and the timing in which the Company plans to complete its Year 2000 modification and testing processes are based on management's best estimates. However, there can be no assurance that the Company will timely identify and remediate all significant Year 2000 problems, that remedial efforts will not involve significant time and expense, or that such problems will not have a material adverse effect on the Company's business, results of operations or financial position.

    The Company also faces risk to the extent that suppliers of products, services and systems purchased by the Company and others with whom the Company transacts business on a worldwide basis do not comply with Year 2000 requirements. In the event any such third parties cannot provide the Company with products, services or systems that meet the Year 2000 requirements on a timely basis, or in the event Year 2000 issues prevent such third parties from timely delivery of products or services required by the Company, the Company's results of operations could be materially adversely affected. To the extent Year 2000 issues cause significant delays in, or cancellation of, decisions to purchase the Company's products or services, the Company's business, results of operations and financial position would be materially adversely affected. See "Risk Factors--Concentration and Dependence on Suppliers."

    POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION
RIGHTS. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, DuPont will beneficially own 8,500,000 shares of Common Stock (8,200,000 shares if the U.S. Underwriters' over-allotment options are exercised in full). Each of the Company, its directors and executive officers and DuPont has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Following the expirations of such lock-up agreements, all of such shares will be eligible for immediate sale in the public market, subject in some cases to compliance with the volume and manner of sale requirements of Rule 144 under the Securities Act. The Company has granted DuPont certain rights with respect to the registration under the Securities Act of shares of Common Stock of the Company held by DuPont, including the right to require that the Company register under the Securities Act the sale of all or part of the shares it holds, and to include such shares in a registered offering of securities by the Company for its own account. See "Transactions and Relationship Between the Company and DuPont--Registration Rights."

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained or incorporated by reference in this Prospectus that are not historical facts, including, but not limited to, statements found in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are "forward-looking statements," as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve a number of risks and uncertainties. Such forward-looking statements may concern growth and future operating results, potential acquisitions and joint ventures, new manufacturing facilities, capital expenditures, new products and product enhancements, the future importance of photomask technology, the demand for products, competitive factors, research and development activities and expenditures, strategic relationships with third parties, liquidity and the Company's strategy. Such forward-looking statements are generally accompanied by words such as "plan," "estimate," "expect," "believe," "should," "would," "could," "anticipate" or other words that convey uncertainty of future events or outcomes. Such forward-looking statements are based upon management's current plans, expectations, estimates and assumptions and are subject to a number of risks and uncertainties that could significantly affect current plans, anticipated actions, the timing of such actions and the Company's business, financial position and results of operations. As a consequence, actual results may differ materially from expectations, estimates or assumptions expressed in or implied by any forward-looking statements made by or on behalf of the Company.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 700,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $34 million ($39 million if the U.S. Underwriters' over-allotment options are exercised in full) at an assumed public offering price $51.66 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by DuPont.

    The Company currently intends to use the net proceeds of the offering for working capital and other general corporate purposes, including financing the Company's growth and capital expenditures made in the ordinary course of its business. The Company may also apply a portion of the net proceeds of the offering to repay certain indebtedness or acquire businesses, products and technologies that complement or expand the Company's business or fund joint ventures. While there are no current agreements or negotiations with respect to any such transactions other than the proposed joint venture with United Microelectronics Corporation, the Company from time to time evaluates such opportunities. Pending such uses, the net proceeds will be invested in government securities or other short-term, investment-grade instruments.

                                DIVIDEND POLICY

    The Company has not paid any dividends. The Company currently intends to retain its earnings to finance future growth and therefore does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend on the Company's earnings, capital requirements, financial position, statutory restrictions and other factors deemed to be relevant by the Board of Directors.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has been quoted on the Nasdaq National Market under the symbol "DPMI" since June 14, 1996. The following table sets forth, for the fiscal periods indicated, the high and low sale prices per share of the Company's Common Stock as reported on the Nasdaq National Market.

                                                     HIGH        LOW
                                                   --------    -------
YEAR ENDED JUNE 30, 1996:
  Fourth Quarter (from June 14)................... $ 23 1/2    $19 1/4
YEAR ENDED JUNE 30, 1997:
  First Quarter................................... $ 29 1/4    $17 7/8
  Second Quarter..................................   47 1/2     26 3/4
  Third Quarter...................................   63         36 1/4
  Fourth Quarter..................................   59 1/2     36 3/4
YEAR ENDING JUNE 30, 1998:
  First Quarter................................... $ 74 1/8    $46 3/4
  Second Quarter..................................   72 7/8     27 3/4
  Third Quarter...................................   47 7/8     25 3/8
  Fourth Quarter (through May 11).................   58         40 1/4

    On May 11, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $51.66 per share.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998, and as adjusted to give effect to the receipt and application by the Company of the estimated net proceeds from the sale of 700,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $51.66 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company). See "Use of Proceeds." This table should be read in conjunction with the Company's financial statements and related notes and the other financial information included or incorporated by reference in this Prospectus.

                                                                                     MARCH 31, 1998
                                                                                 -----------------------
                                                                                   ACTUAL    AS ADJUSTED
                                                                                 ----------  -----------
                                                                                  (IN THOUSANDS, EXCEPT
                                                                                       SHARE DATA)
Short-term borrowings..........................................................  $    1,701   $   1,701
                                                                                 ----------  -----------
                                                                                 ----------  -----------
Long-term borrowings...........................................................  $    8,007   $   8,007
Long-term borrowings, related parties..........................................      24,000      24,000
Stockholders' equity:
  Common stock, $.01 par value; 25,000,000 shares authorized; 15,168,766 shares
    issued and outstanding (1).................................................         152         159
  Additional paid-in capital...................................................     158,712     192,942
  Retained earnings............................................................      84,253      84,253
                                                                                 ----------  -----------
    Total capitalization.......................................................  $  275,124   $ 309,361
                                                                                 ----------  -----------
                                                                                 ----------  -----------

---------

(1) Excludes shares of Common Stock issuable under the Company's stock performance plans. As adjusted to reflect the offering, there will be 15,868,766 shares of Common Stock issued and outstanding.

                            SELECTED FINANCIAL DATA

    The following tables set forth selected financial data of the Company. The data for the three years ended June 30, 1997 has been derived from the audited financial statements appearing elsewhere in this Prospectus. The data for the years ended June 30, 1993 and 1994 has been derived from audited financial statements not appearing in this Prospectus. The data for the nine months ended March 31, 1997 and 1998 has been derived from the unaudited financial statements appearing elsewhere in this Prospectus. The unaudited financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the result for the unaudited periods. The results for the nine months ended March 31, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The following data should be read in conjunction with, and are qualified by reference to, the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

    The following amounts are expressed in thousands except per share amounts.

                                                                                                     NINE MONTHS
                                                                      YEAR ENDED JUNE 30,          ENDED MARCH 31,
                                                                -------------------------------  --------------------
                                                                  1995       1996       1997       1997       1998
                                                                ---------  ---------  ---------  ---------  ---------
Sales.........................................................  $ 161,514  $ 213,415  $ 261,185  $ 191,264  $ 203,700
Cost of goods sold............................................    120,512    142,200    163,319    117,652    134,195
Selling, general and administrative expense...................     21,803     25,167     31,611     23,434     22,678
Research and development expense..............................      8,777      9,162     12,372      8,556      9,687
                                                                ---------  ---------  ---------  ---------  ---------
Operating profit..............................................     10,422     36,886     53,883     41,622     37,140
Interest (income) expense.....................................      6,957      7,078     (2,080)    (1,341)      (515)
Exchange (gain) loss..........................................       (493)       886        796        613        233
                                                                ---------  ---------  ---------  ---------  ---------
Income before income taxes, minority interest and
  extraordinary item..........................................      3,958     28,922     55,167     42,350     37,422
Provision for income taxes....................................                 2,678     19,308     14,822     12,860
                                                                ---------  ---------  ---------  ---------  ---------
Income before minority interest and extraordinary item........      3,958     26,244     35,859     27,528     24,562
Minority interest in loss of majority owned joint venture.....       (161)      (660)      (903)      (642)      (687)
                                                                ---------  ---------  ---------  ---------  ---------
Income before extraordinary item..............................      4,119     26,904     36,762     28,170     25,249
Extraordinary item............................................                          (22,242)   (22,242)
                                                                ---------  ---------  ---------  ---------  ---------
Net income....................................................  $   4,119  $  26,904  $  59,004  $  50,412  $  25,249
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Basic earnings per share before extraordinary item............  $     .39  $    2.51  $    2.44  $    1.87  $    1.67
Diluted earnings per share before extraordinary item..........  $     .39  $    2.50  $    2.37  $    1.82  $    1.62

                                                                                                          MARCH 31,
                                                                                                            1998
                                                                                                         -----------
Cash and cash equivalents..............................................................................   $  15,877
Working capital........................................................................................      40,458
Property and equipment.................................................................................     237,175
Total assets...........................................................................................     345,717
Long-term borrowings...................................................................................       8,007
Long-term borrowings, related parties..................................................................      24,000
Stockholders' equity...................................................................................     243,117

                                                                        AS OF OR FOR THE YEAR ENDED JUNE 30,
                                                                -----------------------------------------------------
                                                                  1993       1994       1995       1996       1997
                                                                ---------  ---------  ---------  ---------  ---------
Sales.........................................................  $ 118,896  $ 134,548  $ 161,514  $ 213,415  $ 261,185
Income (loss) before extraordinary item.......................    (37,558)   (10,865)     4,119     26,904     36,762
Total assets..................................................    176,953    160,901    171,701    227,893    291,579
Long-term borrowings..........................................      3,352      6,704      4,265      9,324     10,473
Long-term borrowings, related parties.........................    142,841    140,846    125,570
Basic earnings (loss) per share before extraordinary item.....  $   (3.58) $   (1.03) $     .39  $    2.51  $    2.44
Diluted earnings (loss) per share before extraordinary item...  $   (3.58) $   (1.03) $     .39  $    2.50  $    2.37
Basic weighted average shares outstanding.....................     10,500     10,500     10,500     10,727     15,101
Diluted weighted average shares outstanding...................     10,500     10,500     10,500     10,743     15,520

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Prospectus.

OVERVIEW

    Based on worldwide sales, the Company is one of the largest photomask manufacturers in the world. The Company sells its products to approximately 200 customers in 20 different countries. Essentially all of the Company's sales are to customers in the semiconductor manufacturing industry. The Company manufactures a broad range of photomasks based on customer-supplied design data. The Company also manufactures photoblanks and pellicles, the principal components of photomasks, primarily for internal consumption. The Company operates globally with established manufacturing facilities in North America, Europe and Asia.

    Prior to the Company's initial public offering on June 13, 1996, it was a wholly owned subsidiary of DuPont. Therefore, the Company's historical results prior to such date are not necessarily indicative of the results that would have been achieved if the Company had been independent. Results for interim periods are not necessarily indicative of results for the year.

    The Company's sales increased from $161.5 million in 1995 to $261.2 million in 1997. The increase of over 61% was primarily the result of a number of recent trends in the semiconductor industry which have fueled growth in design activity, including: (i) increasing customization of semiconductor designs; (ii) growing complexity of semiconductor devices; (iii) decreasing feature size of semiconductor designs; and (iv) the proliferation of semiconductor applications. The impact of these trends has been to increase the importance of photomask technology in the semiconductor manufacturing process. Sales increased 6.5% from $191.3 million in the nine months ended March 31, 1997 to $203.7 million in the nine months ended March 31, 1998. The strength of the U.S. Dollar against the Korean Won, and to a lesser extent, the German Mark and French Franc, adversely impacted sales by approximately $10.5 million in the nine months ended March 31, 1998 and thus adversely impacted sales growth in the nine months ended March 31, 1998 as compared to the same period in the previous year.

    Due to the capital intensive nature of photomask manufacturing operations, at a given threshold of manufacturing capacity, a high proportion of the Company's operating costs remain relatively constant as sales volume increases or decreases. To the extent that the Company has under-utilized production capacity, operating profit increases or decreases significantly as sales volume increases or decreases. In the early 1990's, the Company had excess capacity. Therefore, as sales increased from 1995 to 1997, costs associated with manufacturing remained relatively unchanged and the Company's operating profit over the period benefited. As occurred during the nine months ended March 31, 1998, the Company anticipates that operating costs will continue to increase as it adds capacity to position itself for future growth.

RESULTS OF OPERATIONS

    The following table sets forth selected financial information expressed as a percentage of sales for the periods indicated.

                                                                                                        NINE MONTHS ENDED
                                                                            YEAR ENDED JUNE 30,             MARCH 31,
                                                                      -------------------------------  --------------------
                                                                        1995       1996       1997       1997       1998
                                                                      ---------  ---------  ---------  ---------  ---------
Sales...............................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold..................................................       74.7       66.6       62.6       61.5       65.9
Selling, general and administrative expense.........................       13.5       11.8       12.1       12.3       11.1
Research and development expense....................................        5.4        4.3        4.7        4.5        4.8
                                                                      ---------  ---------  ---------  ---------  ---------
Operating profit....................................................        6.4       17.3       20.6       21.7       18.2
Interest (income) expense...........................................        4.2        3.3       (0.8)      (0.7)      (0.3)
Exchange (gain) loss................................................       (0.3)       0.4        0.3        0.3        0.1
                                                                      ---------  ---------  ---------  ---------  ---------
Income before income taxes, minority interest and extraordinary
  item..............................................................        2.5       13.6       21.1       22.1       18.4
Provision for income taxes..........................................                   1.3        7.4        7.7        6.3
                                                                      ---------  ---------  ---------  ---------  ---------
Income before minority interest and extraordinary item..............        2.5       12.3       13.7       14.4       12.1
Minority interest in loss of majority owned joint venture...........                  (0.3)      (0.4)      (0.4)      (0.3)
                                                                      ---------  ---------  ---------  ---------  ---------
Income before extraordinary item....................................        2.5       12.6       14.1       14.8       12.4
Extraordinary item..................................................                             (8.5)     (11.6)
                                                                      ---------  ---------  ---------  ---------  ---------
  Net income........................................................        2.5%      12.6%      22.6%      26.4%      12.4%
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

  NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997

    SALES. Sales are comprised primarily of photomask sales to semiconductor manufacturers. Sales increased 6.5% from $191.3 million in the nine months ended March 31, 1997 to $203.7 million in the nine months ended March 31, 1998. Sales in North America, Europe and Asia increased from $107.0 million, $46.2 million and $38.1 million in the nine months ended March 31, 1997 to $114.4 million, $49.6 million and $39.7 million in the nine months ended March 31, 1998. A continued increase in the demand for advanced photomasks, which have higher average selling prices, was a primary contributor to the overall increase in sales during these periods. This shift in demand reflects what the Company believes to be a continued trend toward higher utilization of complex semiconductor devices with finer line widths. Product mix related average selling price increases contributed approximately one half of the revenue growth in the nine months ended March 31, 1998. The balance of the revenue growth came from increased unit volume. The strength of the U.S. Dollar against the Korean Won, and to a lesser extent, the German Mark and French Franc, adversely impacted sales by approximately $10.5 million in the nine months ended March 31, 1998 and thus adversely impacted sales growth in the nine months ended March 31, 1998 as compared to the same period in the previous year.

    COST OF GOODS SOLD. Cost of goods sold consists of material, labor, depreciation and overhead. Cost of goods sold increased 14.1% from $117.7 million in the nine months ended March 31, 1997 to $134.2 million in the nine months ended March 31, 1998 resulting primarily from higher costs associated with increased sales, costs related to new facilities and costs related to continued capacity expansions at existing facilities. As a percentage of sales, cost of goods sold increased from 61.5% in the nine months ended March 31, 1997 to 65.9% in the nine months ended March 31, 1998. The percentage of sales increase was primarily due to margin compression as a result of the strength of the U.S. Dollar, costs related to new facilities and costs related to continued capacity expansions at existing facilities. As the Company adds capacity to position itself for future growth, it will incur additional costs related to new facilities and costs related to capacity expansions at existing facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense includes salaries of sales personnel, marketing expense, general and administrative expense and product distribution expense. Since January 1, 1996, general and administrative expense includes fees incurred by the Company under administrative services agreements with DuPont, the Company's majority stockholder, and certain DuPont subsidiaries. Selling, general and administrative expense as a percentage of sales decreased from 12.3% in the nine months ended March 31, 1997 to 11.1% in the nine months ended March 31, 1998. Selling, general and administrative expense decreased 3.2% from $23.4 million in the nine months ended March 31, 1997 to $22.7 million in the nine months ended March 31, 1998 as a result of reductions in discretionary spending.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense consists primarily of employee costs, cost of material consumed, depreciation, engineering related costs and the Company's share of costs of the limited liability company discussed below. Research and development expense increased from $8.6 million in the nine months ended March 31, 1997 to $9.7 million in the nine months ended March 31, 1998. The increase was due primarily to the Company's joint venture participation with Advanced Micro Devices, Micron Technology and Motorola in a limited liability company called the DPI Reticle Technology Center, LLC ("RTC") which was formed to develop advanced photomask technology and pilot line fabricate leading-edge photomasks. The Company believes that, through its participation in the RTC, it will be able to help meet the future technology needs of the semiconductor industry for advanced photomasks. There can be no assurance that the RTC will yield results that are favorable to the Company.

    The Company anticipates that research and development expense will continue to increase in absolute terms in the future reflecting the Company's strategy of advancing its technological leadership. However, there can be no assurance that such expenditures will enable the Company to develop new technologies or to maintain its technological leadership.

    INTEREST INCOME. Interest income was $1.3 million in the nine months ended March 31, 1997 and $0.5 million in the nine months ended March 31, 1998. Interest income results from short-term investment of the Company's cash balances.

    EXCHANGE LOSS. Exchange loss consists of net gains and losses resulting from the remeasurement of the Company's accounts denominated in non-U.S. currencies into U.S. Dollars, which is the Company's functional currency. Exchange loss was $0.6 million in the nine months ended March 31, 1997 compared to $0.2 million in the nine months ended March 31, 1998 primarily due to fluctuations of the U.S. Dollar against the Korean Won, German Mark and French Franc. Exchange loss is net of the impact of hedging activities designed to reduce exchange rate exposure.

    PROVISION FOR INCOME TAXES. The Company's tax expense has been determined in accordance with FAS 109 and is based on the statutory rates in effect in the countries in which the Company operates. The Company's operations in Korea are subject to a government granted tax exemption. The Company will continue to enjoy the full benefits of the tax exemption in Korea until 2001 and a partial benefit thereafter until the tax exemption terminates in 2003.

    MINORITY INTEREST IN LOSS OF MAJORITY OWNED JOINT VENTURE. The minority interest impact of the Company's joint venture in China was ($0.6 million) in the nine months ended March 31, 1997 compared to ($0.7 million) in the nine months ended March 31, 1998. Minority interest reflects the partner's share of losses from the joint venture.

  YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

    SALES. Sales increased 22.4% from $213.4 million in 1996 to $261.2 million in 1997. Sales in North America, Europe and Asia increased from $121.6 million, $52.9 million and $38.9 million in 1996 to $145.6 million, $63.0 million and $52.6 million in 1997. A continued increase in the demand for advanced photomasks, which have higher average selling prices, was a primary contributor to the increase in sales during this period. This shift in demand reflects what the Company believes to be a continued trend toward higher utilization of complex semiconductor devices with finer linewidths. The increase in sales during this period also reflects the overall increase in demand for photomasks.

    COST OF GOODS SOLD. Cost of goods sold increased 14.9% from $142.2 million in 1996 to $163.3 million in 1997 resulting primarily from higher costs associated with increased sales. As a percentage of sales, cost of goods sold decreased from 66.6% in 1996 to 62.5% in 1997. The decrease was primarily due to continued improvements in capacity utilization including increased use of internally sourced photoblanks and pellicles.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Prior to January 1, 1996, general and administrative expense principally included allocated costs for services provided by centralized DuPont organizations. These allocated costs are not necessarily indicative of the costs that would have been incurred if the Company had been independent. Since January 1, 1996, general and administrative expense includes fees incurred by the Company under administrative services agreements with DuPont, the Company's majority stockholder, and certain DuPont subsidiaries. Selling, general and administrative expense as a percentage of sales increased from 11.8% in 1996 to 12.1% in 1997. Selling, general and administrative expense increased 25.6% from $25.2 million in 1996 to $31.6 million in 1997. The increases were due largely to increases in selling expenses corresponding to increased sales and increases in incentive compensation expenses corresponding to increases in earnings.

    RESEARCH AND DEVELOPMENT EXPENSE. The Company's allocated share of DuPont's central research and development was $1.1 million in 1996. Such allocations terminated December 31, 1995. Research and development expense, excluding DuPont allocations, increased from $8.1 million in 1996 to $12.4 million in 1997. As a percentage of sales, research and development expense increased slightly compared to the prior year. These increases reflect the Company's joint venture participation in the RTC.

    INTEREST (INCOME) EXPENSE. Interest expense was $7.1 million in 1996 and interest income was $2.1 million in 1997. The primary source of interest expense in 1996 was the Company's master note arrangements with DuPont. On June 28, 1996, DuPont contributed the $90.5 million balance outstanding on the master notes to the Company as a capital contribution. Interest income results from short-term investment of the Company's cash balances.

    EXCHANGE (GAIN) LOSS. Exchange loss was $0.9 million in 1996 and $0.8 million in 1997. The loss is primarily due to fluctuations of the U.S. Dollar against the German Mark, French Franc and Korean Won. Exchange (gain) loss is net of the impact of hedging activities designed to reduce exchange rate exposure.

    PROVISION FOR INCOME TAXES. Prior to the initial public offering, tax expense was determined and allocated to the Company by applying the separate taxpayer approach outlined in FAS 109. Under this approach, the Company had net operating loss carry forwards in the U.S. and Europe, some of which became fully utilized during the year ended June 30, 1996. The Company's operations in Korea are subject to a government granted tax exemption. The Company will continue to enjoy the full benefits of the tax exemption in Korea until 2001 and a partial benefit thereafter until the tax exemption terminates in 2003. In actuality, the Company's results prior to the initial public offering were included in consolidated tax returns filed by DuPont and the tax benefit of prior year losses was realized by DuPont. Since the initial public offering, tax expense has been determined in accordance with FAS 109 and is based on the statutory rates in effect in the countries in which the Company operates.

    MINORITY INTEREST IN LOSS OF MAJORITY OWNED JOINT VENTURE. The minority interest impact of the Company's joint venture in China was ($0.7 million) in 1996 compared to ($0.9 million) in 1997, reflecting increased pre-operating losses from, and partner funding of, the joint venture.

    EXTRAORDINARY ITEM. In January 1997, the Company sold its entire investment in Etec Systems, Inc. ("Etec") common stock. Aggregate net proceeds from the sale of $39.2 million will be used in operations. The Company realized a $34.2 million gain on the sale. The related provision for income taxes was $12.0 million.

  YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

    SALES. Sales increased 32.1% from $161.5 million in 1995 to $213.4 million in 1996. Sales in North America, Europe and Asia increased from $90.1 million, $42.0 million and $29.5 million in 1995 to $121.6 million, $52.9 million and $38.9 million in 1996. A continued increase in the demand for advanced photomasks, which have higher average selling prices, was a primary contributor to the increase in sales during this period. This shift in demand reflects what the Company believes to be a continued trend toward higher utilization of complex semiconductor devices with finer linewidths. The increase in sales during this period also reflects the overall increase in demand for photomasks. In addition, approximately $13 million of photomask sales to Lucent Technologies were generated during 1996 under a five-year supply agreement executed in connection with the April 1995 purchase of selected photomask manufacturing equipment from an affiliate of AT&T. Under the terms of the supply agreement, Lucent Technologies has agreed to purchase certain minimum quantities of photomasks from the Company.

    COST OF GOODS SOLD. Cost of goods sold increased 18.0% from $120.5 million in 1995 to $142.2 million in 1996 resulting primarily from higher costs associated with increased sales. As a percentage of sales, cost of goods sold decreased from 74.6% in 1995 to 66.6% in 1996. The decrease was primarily due to continued improvements in capacity utilization including increased use of internally sourced photoblanks and pellicles.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Prior to January 1, 1996, general and administrative expense principally included allocated costs for services provided by centralized DuPont organizations. These allocated costs are not necessarily indicative of the costs that would have been incurred if the Company had been independent. Since January 1, 1996, general and administrative expense includes fees incurred by the Company under administrative service agreements. Selling, general and administrative expense as a percentage of sales declined from 13.5% in 1995 to 11.8% in 1996. Selling, general and administrative expense increased 15.4% from $21.8 million in 1995 to $25.2 million in 1996. The increase was due largely to increases in selling expenses corresponding to increased sales.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense consists primarily of employee costs, cost of material consumed, depreciation of equipment, engineering related costs and the Company's allocated share of DuPont's central research and development. These allocations were $2.0 million and $1.1 million in 1995 and 1996. Such allocations terminated December 31, 1995. Research and development expense, excluding DuPont allocations, increased from $6.8 million in 1995 to $8.1 million in 1996. However, as a percentage of sales, research and development expense declined slightly compared to the prior year, reflecting increased sales.

    INTEREST EXPENSE. Interest expense was essentially flat at approximately $7 million for both 1995 and 1996.

    EXCHANGE (GAIN) LOSS. Exchange gain was $0.5 million in 1995 compared to an exchange loss of $0.9 million in 1996. The loss in 1996 was primarily attributable to the fluctuation of the U.S. Dollar against the German Mark, French Franc and Korean Won.

    PROVISION FOR INCOME TAXES. Tax expense has been determined and allocated to the Company by applying the separate taxpayer approach outlined in FAS 109. Under this approach, the Company had net operating loss carryforwards in the U.S. and Europe, some of which became fully utilized during the year ended June 30, 1996. The Company's operations in Korea are subject to a government granted tax exemption. The Company will continue to enjoy the full benefits of the tax exemption in Korea until 2001 and a partial benefit thereafter until the tax exemption terminates in 2003. In actuality, the Company's results were included in consolidated tax returns filed by DuPont and the tax benefit of prior year losses was realized by DuPont.

    MINORITY INTEREST IN LOSS OF MAJORITY OWNED JOINT VENTURE. The minority interest impact of the Company's joint venture in China was ($0.2 million) in 1995 compared to ($0.7 million) in 1996, reflecting increased pre-operating losses from, and partner funding of, the joint venture.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's working capital was $66.1 million at June 30, 1997 and $40.5 million at March 31, 1998. The decrease in working capital is due principally to lower cash balances, as partially offset by higher accounts receivable and inventory balances, and higher accrued liabilities.

    Cash and cash equivalents were $51.4 million at June 30, 1997 and $15.9 million at March 31, 1998. Cash provided by operations was $48.4 million in the nine months ended March 31, 1997 and $53.2 million in the nine months ended March 31, 1998.

    Cash provided by investing activities was $2.1 million in the nine months ended March 31, 1997 while cash used in investing activities was $112.6 million in the nine months ended March 31, 1998. The cash provided by investing activities in the nine months ended March 31, 1997 is the net of cash proceeds from the sale of the Company's investment in Etec common stock and capital expenditures. The cash used in investing activities in the nine months ended March 31, 1998 is a combination of capital expenditures and payment for the Company's strategic alliance with Hyundai Electronics Industries Co., Ltd. ("Hyundai") whereby the Company purchased selected photomask manufacturing equipment located at Hyundai's captive photomask manufacturing facility in Kanam, Korea and entered into a five-year sales and supply agreement with Hyundai. The Company acquired, through its Korean subsidiary, approximately $29 million of equipment and approximately $1 million in inventory. Consideration for the assets included $28.3 million in cash, and was partially financed by $24.0 million in borrowings on the Company's credit facility with DuPont. In recent periods, the Company's most significant use of cash in investing activities has been capital expenditures. Management expects capital expenditures for the remainder of the year ending June 30, 1998 will be approximately $20 million. Capital expenditures have been and will be used primarily to expand the Company's manufacturing capacity and advance the Company's technical capability. The Company may in the future pursue additional acquisitions of businesses, products and technologies, or enter into other joint venture arrangements that could complement or expand the Company's business. Any material acquisition or joint venture could result in a decrease to the Company's working capital depending on the amount, timing and nature of the consideration to be paid.

    Cash provided by financing activities was $0.7 million in the nine months ended March 31, 1997 and was $24.9 million in the nine months ended March 31, 1998 and, for 1998, primarily reflects borrowings on the Company's credit agreement. The Company and DuPont have entered into a credit agreement (the "Credit Agreement") pursuant to which DuPont has agreed to provide a credit facility to the Company in an aggregate amount of $100.0 million. The Credit Agreement expires in 2001 and any loans thereunder will bear interest at LIBOR plus 25 basis points. At the Company's option, advances under the Credit Agreement are convertible into term loans with maturities up to seven years. To date, the Company has borrowed a maximum of $35.0 million under the credit facility and at March 31, 1998 borrowings of $24.0 million were outstanding under the Credit Agreement. The Credit Agreement contains, among other things, covenants restricting the Company's ability to incur additional debt.

    The Company's ongoing cash requirements will be for capital expenditures, acquisitions, research and development and working capital. The Company is currently negotiating an agreement with United Microelectronics Corporation to establish a joint venture to produce photomasks in Taiwan, has announced that it plans to build a new photomask production facility in Singapore, has begun construction on a new photomask production facility in Gresham, Oregon and has announced that it has entered into an agreement with Etec to upgrade its MEBES-Registered Trademark- electron-beam pattern generation tools. These plans reflect a significant capital investment over the next five years. Management believes that cash provided by operations, the Credit Agreement and the offering of Common Stock described herein will be sufficient to meet the Company's cash requirements for at least the next 12 months. Based on its current operating plans, the Company will require external financing from time to time to fund its capital expenditures. There can be no assurance that the Company will be able to obtain the additional financing required to fund these capital investments on reasonable terms, or at all.

    Furthermore, there can be no assurance that alternative sources of financing will be available upon expiration of the Credit Agreement or that alternative sources of funding will be available if the Company's borrowing requirements exceed the facility. In addition, there can be no assurance that, even if funding is available, the terms thereof will be attractive to the Company.

OTHER MATTERS

    In June 1997, the Financial Accounting Standards Board issued FAS 130 and FAS 131. Neither FAS will have a material impact on the Company.

    The Company is currently reviewing its information and operational systems and manufacturing processes in order to identify and modify those products, services or systems that are not Year 2000 compliant. The total cost of these Year 2000 compliance activities has not been, and is not anticipated to be, material to the Company's financial position or its results of operations.

                                    BUSINESS

THE COMPANY

    Based on worldwide sales, the Company is one of the largest photomask manufacturers in the world. The Company sells its products to approximately 200 customers in 20 different countries. Essentially all of the Company's sales are to customers in the semiconductor manufacturing industry. The Company manufactures a broad range of photomasks based on customer-supplied design data. The Company also manufactures photoblanks and pellicles, the principal components of photomasks, primarily for internal consumption. The Company operates globally from ten established manufacturing facilities in North America, Europe and Asia and numerous customer service centers.

INDUSTRY BACKGROUND

    Photomasks are high purity quartz or glass plates containing precision images of integrated circuits and are used as masters by semiconductor manufacturers to optically transfer these precision images onto semiconductor wafers. Each integrated circuit design consists of a series of separate patterns, each of which is imaged onto a different photomask. The resulting series of photomasks is then used to successively layer the circuit patterns onto the semiconductor wafer. Photomasks are a necessary component in the production of semiconductors, and advanced photomask technologies are critical to enabling the manufacture of increasingly complex semiconductor devices. In addition, advanced photomask technologies such as phase shift masks and optical proximity correction masks can extend the optical resolution of existing photolithography equipment, thereby delaying the otherwise significant investment required for new semiconductor manufacturing equipment. The demand for photomasks is driven largely by increases in the number of semiconductor designs and the complexity of integrated circuits. Growth in the photomask market has not always correlated with increases in semiconductor sales. According to industry sources, the total worldwide market for photomasks has grown from approximately $1.3 billion in 1995 to approximately $2.0 billion in 1997. The Company estimates that the photomask market in North America, Europe and non-Japan Asia represented approximately 50% of the worldwide market over the last five years.

    Historically, photomasks were generally designed and manufactured internally by semiconductor manufacturers in captive production facilities. Since the mid-1980s, however, the market for merchant photomask manufacturers has grown substantially. The Company estimates that during 1997 merchant photomask sales in North America, Europe and non-Japan Asia were approximately $700 million. As a result of a number of factors, including the increasing complexity and pace of technological change in the photomask industry, the emergence of reliable merchant photomask manufacturers and a trend by semiconductor manufacturers to focus capital resources on their core business, a number of semiconductor manufacturers have divested their captive photomask operations and chosen to rely on merchant photomask manufacturers for their photomask needs. Other semiconductor manufacturers who have retained captive photomask operations have increasingly turned to merchant manufacturers to produce more technically advanced photomasks rather than invest in new capital equipment. Finally, the increasing capital requirements and competitive pressures in the photomask market have contributed to a significant consolidation among merchant photomask manufacturers.

    As the share of the photomask market served by merchant manufacturers has increased, semiconductor manufacturers have become increasingly reliant on global manufacturers which can reliably deliver advanced photomasks. Consequently, many semiconductor manufacturers have developed strategic relationships with leading merchant photomask manufacturers in order to maintain a consistent source of high quality photomasks.

    The Company believes that the following trends are increasing the demand for photomasks and the photomask industry's importance in the semiconductor manufacturing process:

        CUSTOMIZATION OF SEMICONDUCTOR DESIGNS. Growing demand for semiconductors, including application specific integrated circuits (ASICs), application specific standard products (ASSPs), embedded microcontrollers and a growing variety of memory products, has generated increasing demand for photomasks as each new type of semiconductor device requires additional new and often more advanced photomasks.

        INCREASING DEVICE COMPLEXITY. As the complexity of semiconductor devices has increased in response to continued efforts to improve the performance and functionality of these devices through greater transistor densities and smaller feature sizes, the number of successive layers of patterns required to manufacture an integrated circuit has increased, resulting in an increase in the number of photomasks used to manufacture that circuit. For example, the number of photomasks typically required for the manufacture of microprocessors in 1991 was 14 as compared to 25 photomasks now required for the most advanced generation of microprocessors.

        DECREASING SIZE OF SEMICONDUCTOR DESIGNS. The semiconductor industry's growth is driven by its ability to produce smaller and more powerful semiconductor chips at lower costs. As semiconductor line widths become as small as the wavelength of the illumination sources in optical lithography, the semiconductor manufacturing process becomes increasingly dependent upon high precision photomasks to deliver process results to more demanding specifications and tolerances. Future generations of wafer lithography equipment are expected to increase the need for high precision photomasks, thereby further increasing demand for advanced photomasks with tighter specifications. Development of increasingly small design features is likely to generate increased demand for advanced photomasks that can accurately and reliably replicate intricate design features.

        PROLIFERATION OF SEMICONDUCTOR APPLICATIONS. Semiconductor devices of all types are continuing to proliferate into new products, including cellular telephones, pagers, automobiles, medical products, household appliances and other consumer electronic products. In addition, the demand for semiconductor devices from traditional markets such as personal computers is growing significantly as semiconductor content in electronic systems increases and as personal computers expand further into homes and other new market segments. The Company believes that the proliferation of semiconductor applications will lead to an increase in semiconductor design activity and resulting demand for photomasks.

    The Company believes that all of these changes in the semiconductor industry are increasing the demand for, and the already important role of, photomasks, and driving the need for the continuing development of advanced photomasks.

STRATEGY

    The Company's objective is to be the world's premier supplier of photomasks, providing superior service and advanced technology, by implementing the following strategies:

    ADVANCE TECHNOLOGICAL LEADERSHIP. The Company intends to continue to invest in research and development and advanced equipment to enhance its technological leadership position. The Company believes this strategy is essential to continuing to develop and deliver leading-edge photomasks, which are required to meet the demands of the leading global semiconductor manufacturers. The Company also believes that by providing leading-edge photomasks it can position itself as the preferred provider of photomasks to its customers. For example, the Company has partnered with Advanced Micro Devices, Micron Technology and Motorola in the formation and ongoing operation of the RTC, a unique facility dedicated solely to advanced photomask technology development and pilot line fabrication of leading-edge photomasks. The technological advancements developed by the RTC are generally available to the Company for the development and manufacture of photomasks and related products in its manufacturing facilities.

    EXPAND STRATEGIC RELATIONSHIPS WITH CUSTOMERS. A key component of the Company's ongoing strategy is to continue to develop and expand its strategic relationships with the world's leading semiconductor manufacturers. The Company believes that these joint development relationships, such as its alliance with Hyundai to jointly develop leading-edge photomasks and its participation in the RTC, will enable it to share the risks and benefits of developing the next generation of photomasks. In addition, the Company believes these relationships will help to solidify its position as, or provide it with the opportunity to become, the primary supplier of advanced photomasks and key enabling technologies to its customers.

    CAPITALIZE ON ESTABLISHED GLOBAL MANUFACTURING AND SUPPORT NETWORK. Since 1991, the Company has operated globally with integrated manufacturing facilities in North America, Europe and Asia. The Company's facilities are strategically located in proximity to its customers, many of whom have multiple facilities located throughout the world and prefer global suppliers to serve their photomasks needs. In addition, the Company's facilities are linked by a global data transmission network that integrates the manufacturing and delivery capabilities of these facilities, enabling efficient resource allocation and information sharing. The Company believes these factors provide it with a competitive advantage by enabling it to consistently deliver high quality products and services, on a timely basis, to each customer's various facilities around the world.

    LEVERAGE STRATEGIC RELATIONSHIPS WITH KEY SUPPLIERS. The Company draws on its internal skills and capabilities to develop advanced photoblanks, a critical component of photomasks, and to identify suppliers of products and materials critical to improving photomask technology. For example, the Company has entered into a strategic alliance with Hoya Corporation to develop and produce advanced photoblanks supporting the manufacture of semiconductor devices with 0.18 micron design rules and below. The Company also believes that its strategic relationships with leading equipment suppliers help ensure that it can provide its customers with early access to the most advanced photomasks. In this regard, the Company has entered into an exclusive agreement with Etec to significantly upgrade the capability and capacity of the Company's MEBES-Registered Trademark-electron-beam pattern generation tools, which is expected to significantly expand the Company's leading-edge photomask capability. As a result of all of the foregoing measures, the Company believes that it can rapidly deliver to customers the latest advances in photomask technologies.

PRODUCTS AND TECHNOLOGY

  PHOTOMASKS

    Photomasks are high-purity quartz or glass plates containing precision, microscopic images of integrated circuits that are used as masters (similar to negatives in a photographic process) to optically transfer such microscopic images of circuit patterns onto semiconductor wafers during the fabrication of semiconductor integrated circuits and discrete devices. In producing a semiconductor, a photomask is usually placed in a photolithography tool, called a stepper, to make numerous reproductions of the pattern image on semiconductor wafers. This reproduction is typically accomplished by passing light through the photomask onto a photoresist that was spin-coated onto the surface of the semiconductor wafer. The areas of the photoresist that have been exposed to light are then dissolved by chemical developers and subjected to further processing, such as etching, ion implantation and metal deposition. Successive steps of lithography, deposition and processing gradually create the multiple layers of conducting, semiconducting and insulating patterns that make up the millions of transistors found in a modern semiconductor device.

    Photomasks are manufactured by the Company in accordance with semiconductor design data provided on a confidential basis by its customers. The final design of each integrated circuit results in a set of precise individual circuit patterns to be imaged onto a series of typically 10 to 25 separate photomask levels. The complete set of patterned photomasks is required to manufacture the customer's integrated circuit design. Upon receipt of a customer's circuit design, the Company converts the design to pattern data, which are used to control an electron beam or laser beam that exposes the circuit pattern onto a thin layer of photosensitive polymer, called a photoresist, covering the opaque chrome layer of the photoblank. The exposed areas are dissolved by chemical developers and the thin chrome layer of the photoblank is etched to replicate the customer design pattern on the photomask. Subsequently, the photomask is inspected for defects, its critical dimensions are confirmed and any defects are repaired. Pellicles are then mounted onto the masks and the masks are delivered to the customer.

    The Company manufactures a broad range of photomasks for varying customer applications, including applications requiring the use of leading-edge photomasks. The Company manufactures these products using multiple production techniques, including electron beam and laser beam exposure as well as lower cost optical exposure techniques.

    The Company has developed advanced photomask products for customers using leading-edge lithography technologies in three categories: (i) masks with extremely tight specifications, (ii) phase shift masks and (iii) masks with optical proximity correction. Advanced specification photomasks permit the customer to use a variety of lithography technologies since the high quality and tight tolerances of the photomask permit greater flexibility in the semiconductor manufacturing process. Phase shift masks and masks with optical proximity correction typically require extremely tight specifications coupled with additional unique characteristics. Phase shift masks are photomasks that alter the phase of the light passing through the photomask permitting improved depth of focus and resolution on the wafer. Optical proximity correction masks are photomasks with submicron features that help minimize optical distortions on the wafer and therefore permit improved image fidelity. The demand for these products has grown during the past two years as customers search for cost-effective, less capital intensive methods for improving current semiconductor fabrication yields and shrinking feature sizes. All three of these product categories provide opportunities for semiconductor manufacturers to produce more advanced products with existing lithography equipment. Therefore, these advanced photomasks are expected by the Company to enable semiconductor manufacturers to delay significant capital investment in new generation steppers.

  PHOTOBLANKS AND PELLICLES

    Photomasks are manufactured from photoblanks, which are highly polished quartz or glass plates coated with ultra-thin layers of chrome and photoresist. The photomask is protected from particle contamination by an ultra-thin, frame-mounted transparent film called a pellicle. The pellicle, when mounted on the photomask, creates a sealed contamination-free environment for the photomask pattern. The Company manufactures both photoblanks and pellicles and it believes that its materials knowledge gives it a competitive advantage in managing the supply, quality and cost of its principal component materials.

    The production of photoblanks requires ultra-pure chrome deposition on highly polished and extremely flat quartz or glass substrates. The quality and properties of photoblanks strongly affect the yield and quality of photomasks. The Company purchases virgin quartz substrates from a limited number of suppliers. In addition, the Company recycles quartz substrates which have been repolished in order to reduce cost and dependence on external suppliers. Historically, the Company has purchased between 20% and 30% of the photoblanks it uses to manufacture photomasks from Hoya Corporation. The Company has entered into a strategic alliance with Hoya Corporation to develop and produce advanced photoblanks supporting the manufacture of semiconductor devices with 0.18 micron design rules and below. The Company believes that this alliance, coupled with the Company's internally developed knowledge of photoblank technology, enhances the Company's ability to develop and deliver advanced photomasks.

    Pellicles are produced from nitrocellulose or other polymer solutions that the Company prepares or purchases. The ultra-thin film is typically precision-coated with an anti-reflective layer to improve optical performance characteristics. The Company has introduced proprietary pellicle films that are specifically designed to withstand the powerful DUV radiation found in the emerging generation of advanced steppers. The Company holds several patents covering various aspects of pellicle technology and from time to time may have various patents pending. Historically, the Company has purchased approximately 20% to 30% of the pellicles it uses to manufacture photomasks from third-party suppliers. See "Risk Factors-- Concentration of and Dependence on Suppliers."

GLOBAL MANUFACTURING AND OPERATIONS

    Since 1991, the Company has operated globally with established manufacturing facilities in North America, Europe and Asia. Approximately 56%, 24% and 20% of the Company's sales in fiscal 1997 were in the U.S., Europe and Asia. In North America, the Company operates photomask manufacturing facilities in Round Rock, Texas, Santa Clara, California, and Kokomo, Indiana. Additionally, the Company has begun construction on a photomask manufacturing facility in Gresham, Oregon. In Europe, the Company's manufacturing facilities are located in Rousset, France, Hamburg, Germany and Hamilton, Scotland. In Asia, the Company currently operates a manufacturing facility in Ichon, Korea, is participating in the operation of a facility with its joint venture partner in Shanghai, China, has plans to build a new photomask production facility in Singapore and is currently negotiating an agreement with United Microelectronics Corporation to establish a joint venture to produce photomasks in Taiwan. The Company is serving semiconductor manufacturers in Japan through its facility in Ichon, Korea. The Japanese market is predominantly served by captive Japanese suppliers and three significant local independent suppliers.

    The Company believes that its global presence is important for meeting the supply needs of multi-national customers as it facilitates the Company's ability to supply quality products to its customers' worldwide locations on a timely basis. Close proximity to customers is important because of rapid delivery requirements and the need for frequent personal interactions. As a result, each manufacturing facility primarily supplies local semiconductor manufacturers. Moreover, each of the Company's manufacturing facilities is connected by a global data transmission network, which allows these facilities to transfer confidential customer design data and manufacturing instructions rapidly and coordinate manufacturing responsibility with the Company's other facilities. By being able to transfer information throughout the world with this network, the Company is able to optimize resource allocation, thereby lowering production costs while providing effective customer service on a local level.

    Each of the Company's wholly owned manufacturing sites is ISO 9002 qualified. The Company manufactures photomasks in clean rooms designed to provide a contamination-free, temperature and humidity controlled environment. These clean rooms are similar to those used in the manufacture of semiconductors. The Company's historical emphasis on product research and development has carried over to process technology and has resulted in the development of production facilities equipped with state-of-the-art manufacturing equipment. See "Risk Factors--Significant International Operations."

CUSTOMERS

    The Company is a principal photomask supplier to many of the leading global semiconductor manufacturers. Essentially all the Company's sales are to customers in the semiconductor manufacturing industry. The Company's largest customers during the fiscal year ended June 30, 1997 included the following:

Advanced Micro Devices   LSI Logic                Samsung
AMI                      Lucent Technologies      Seagate
Atmel                    Maxim                    SGS-Thomson
Delco/General Motors     Micron Technology        Silicon Valley Group
Hexfet                   Motorola                 Texas Instruments
Hyundai                  National Semiconductor   VLSI Technology
LG Semicon               Philips

    In fiscal 1997, the Company's largest customer, SGS-Thomson, accounted for approximately 12% of the Company's sales, and the Company's six largest customers, in the aggregate, accounted for more than 50% of sales.

    The Company has entered into multi-year, non-exclusive supply agreements with some of its customers, including Lucent Technologies, Philips, SGS-Thomson and Hyundai. Each agreement is separately negotiated and therefore specific terms vary.

WORLDWIDE SALES AND SUPPORT

    Because each photomask is unique, the Company works closely with each customer to define and communicate precisely the specifications required by the customer. The Company sells and services its products principally through its own employees based at its manufacturing sites throughout the world.

    The Company has established customer service centers inside several of its customers' design centers and wafer fabrication facilities. Employees located at these centers routinely interact with customer engineers to improve the accuracy of the customers' design data and documentation and ensure that the customers' order receives the appropriate priority at the manufacturing facility and that routine problems are resolved promptly. The Company believes that these centers located in customers' facilities reduce errors and returns and improve on time delivery, each of which improves customer satisfaction.

COMPETITION

    The photomask industry is highly competitive and most of the Company's customers utilize more than one photomask supplier. Because of its global presence, the Company competes with various merchant manufacturers in each local geographic region in which it operates. In North America, the Company competes primarily with Photronics and, to a lesser extent, with other smaller merchant photomask suppliers. In Europe, the Company competes primarily with Compugraphics International Limited and Photronics. In Asia, the Company primarily competes with Dai Nippon Printing, Hoya Corporation, Photronics, P.K. Limited, Taiwan Mask Corporation and Toppan Printing Company. The Company expects that some of its competitors will expand operations in order to better meet the needs of customers and take advantage of new growth opportunities. In addition, captive photomask operations can, and sometimes do, sell into the merchant market.

    The Company believes that with the increasing importance of leading-edge photomask technology in the semiconductor manufacturing process, the ability to manufacture these advanced photomasks will be an important competitive factor. On time delivery of defect-free photomasks at competitive prices historically has also been an important competitive factor in the industry. The Company also believes that its ability to develop the most advanced photomasks provides a more cost-effective alternative to the formation of captive operations, which require significant capital investments and operating costs to develop the requisite manufacturing expertise.

RESEARCH AND DEVELOPMENT

    The photomask industry has been and is expected to continue to be characterized by rapid technological change. The Company has historically made significant investments in research and development in order to improve its technological leadership. In order to maintain its technological leadership, the Company expects that it will be required to anticipate, respond to and utilize changing technologies.

    The Company, along with Advanced Micro Devices, Micron Technology and Motorola, has begun operation of the RTC, a joint venture for advanced photomask technology development and pilot line fabrication of leading-edge photomasks. The RTC is located in a fully equipped, free-standing facility adjacent to the photomask manufacturing facility the Company operates in Round Rock, Texas. The Company believes that the collaborative effort under way at the RTC leverages the combined strength and insights of global leaders in memory, microprocessors and advanced logic design and fabrication to accelerate the development of advanced photomasks.

    The Company, independently and through its participation in the RTC, intends to continue to invest in research and development in order to ensure its technological capabilities. The Company is focusing its research and development in three areas: (i) the enhancement of existing products by improving manufacturing techniques and technologies; (ii) the development of leading-edge photomask products such as phase shift masks, masks with optical proximity correction and advanced specification masks; and (iii) the development of advanced materials needed for the manufacture of leading-edge photomasks.

    The Company is enhancing its existing products through worldwide integrated engineering, capital investment for improved capability and beta testing of leading-edge equipment. Product enhancements in the past led to the development of technology currently used to produce photomasks compatible with 0.35 micron semiconductor lithography. This technology is providing the platform for the development of manufacturing technologies consistent with 0.25 micron semiconductor lithography at high yields and rapid cycle times. The Company has been a leader in the development of leading-edge photomasks products, such as phase shift, optical proximity and advanced specification masks. In addition to its internal development efforts, the Company has participated in several development programs supported by SEMATECH Inc. in the United States and the Joint European Submicron Strategic Initiative in Europe with respect to advanced products. The Company's research and development of photomask component materials is also responding to the technology demands of semiconductor manufacturers through the development of improved materials needed to produce advanced photomasks. Recent examples of such materials developments include low stress chrome blanks, pellicles with contamination-control features and attenuated embedded chrome blanks for phase shift masks.

    The Company has established a research and development group that consists of trained and experienced personnel. The capabilities of this group have been augmented by its access to DuPont's corporate science and engineering resources. There are certain elements of DuPont's material science expertise and its analytical capabilities that are relevant to photomask research and development. The Company will continue to have access to DuPont's corporate science and engineering through 2000 pursuant to a research, development and consulting agreement between the Company and DuPont, which will provide the Company with a supplement to its core research and development program. See "Risk Factors--Rapid Technological Change" and "--Manufacturing Risks."

PATENTS, COPYRIGHTS, TRADEMARKS AND LICENSES

  INTELLECTUAL PROPERTY

    The Company believes that the success of its business depends primarily on its proprietary technology, information, processes and know-how, rather than on patents or trademarks. Much of the Company's proprietary information and technology relating to manufacturing processes is not patented and may not be patentable. Certain aspects of the Company's photoblanks and pellicles technologies are, however, protected by a number of patents and patent applications. They include product patents for certain types of attenuated, embedded phase shift blanks and DUV pellicles. While the Company considers its patents to be valuable assets, it does not believe that its competitive position is dependent on patent protection or that its operations are dependent on any individual patent. The Company believes instead that the success of its business depends primarily on its ability to maintain lead time in developing its proprietary technology, information, processes and know-how. Nevertheless, the Company attempts to protect its intellectual property rights with respect to its products and manufacturing processes through patents and trade secrets when appropriate as part of its ongoing research, development and manufacturing activities. The Company also relies on non-disclosure agreements with employees and vendors to protect its proprietary processes.

  CORPORATE TRADENAME AND TRADEMARK AGREEMENT

    The Company and DuPont have entered into a corporate tradename and trademark agreement (the "Corporate Tradename Agreement") whereby DuPont licenses to Company (i) use of the tradename "DuPont" as part of the Company's corporate name, (ii) use of the tradename "DuPont" as part of the name of an affiliated company of the Company and (iii) use of the trademark DuPont in Oval as part of the Company's corporate logo. DuPont may terminate the Corporate Tradename Agreement upon two years prior written notice in the event that DuPont and/or its affiliates cease to hold 20% of the total outstanding Common Stock of the Company and upon 90 days written notice in the event that (i) DuPont ceases to be the largest holder of Common Stock of the Company, (ii) the Company purports to assign or otherwise transfer the Corporate Tradename Agreement without DuPont's written consent, or (iii) the Company uses the tradename "DuPont" other than under the terms of the Corporate Tradename Agreement. In addition, DuPont may terminate the Corporate Tradename Agreement upon 90 days written notice for any reason after January 1, 2008. In the Corporate Tradename Agreement, the Company grants DuPont the right to inspect and test products manufactured by or for the Company and intended to be sold bearing the DuPont in Oval logo to determine uniform quality and compliance with quality standards of DuPont and agrees to hold DuPont harmless from any and all liabilities arising from the manufacture, sale, transportation, storage or use of products manufactured by or for the Company bearing the DuPont in Oval logo. Upon termination of the Corporate Tradename Agreement, the Company will be obligated to: (i) change its name so that the tradename "DuPont" is omitted therefrom; (ii) cease to use the tradename "DuPont" or any similar tradename as part of its corporate name or in any other manner whatsoever; and (iii) cease to use the DuPont in Oval logo.

FACILITIES

    The Company conducts manufacturing operations throughout the world. Each of the Company's wholly owned operations is ISO 9002 qualified. The Company believes that its facilities are adequate and suitable for their respective uses. The table below presents certain information relating to the Company's principal manufacturing and support facilities.

                                        FLOOR SPACE
            LOCATION                  IN SQUARE FEET       TYPE OF INTEREST         USE
--------------------------------  -----------------------  ----------------  -----------------
NORTH AMERICA
  Round Rock, Texas                         54,000              Owned           Photomasks
  Kokomo, Indiana                           42,000              Owned           Photomasks
  Santa Clara, California                   38,000              Leased          Photomasks

  Gresham, Oregon                  (under construction)         Owned           Photomasks
  Poughkeepsie, New York                    23,000              Owned           Photoblanks
  Danbury, Connecticut                      55,000              Owned            Pellicles
  Round Rock, Texas                         17,000              Owned            Research
  Round Rock, Texas                         27,000              Owned         Administration

EUROPE
  Rousset, France                           24,000              Leased          Photomasks
  Hamburg, Germany                          22,000              Leased          Photomasks
  Hamilton, Scotland                        15,000              Owned           Photomasks

ASIA
  Ichon, Korea                             102,000              Owned           Photomasks
  Shanghai, China                           16,000          Jointly Owned       Photomasks

    The research facility in Round Rock is leased to the RTC and contains primarily RTC manufacturing equipment leased by the RTC from a third party. Facilities and property located in Santa Clara and

Hamburg are leased under leases that expire in 2001 and October 2022, respectively. The facility at Rousset is leased under a lease which provides the Company to take ownership of the facility upon payment of taxes and expenses relating to the conveyance. The Company also maintains customer service data centers in leased facilities in Mesa, Arizona, Beaverton, Oregon and Dallas, Texas.

    The Company's Santa Clara facility is in a seismically active area. Although the Company has obtained business interruption insurance, a major catastrophe (such as an earthquake or other natural disaster) at any of its sites could result in a prolonged interruption of the Company's business.

EMPLOYEES

    As of March 31, 1998, the Company had approximately 1,500 employees worldwide. The Company has no employees who are represented by a union. The Company's German subsidiary, however, is subject to German law, which binds it, as a member of a selected industry group, to agreements reached by industry management and employee representatives. The Company believes that it has a good relationship with its employees. See "Risk Factors--Dependence on Management and Technical Personnel."

ENVIRONMENTAL MATTERS

    The operations of the Company and its ownership of real property are subject to various environmental laws and regulations that govern, among other things, the discharge of pollutants into the air and water and the handling, use, storage, disposal and clean-up of solid and hazardous wastes. Compliance with such laws and regulations requires the Company to incur capital expenditures and operating costs in connection with its ongoing operations. In addition, such laws and regulations may impose liabilities on owners and operators of businesses and real property without regard to fault and may be joint and several with other parties. More stringent environmental laws and regulations may be enacted in the future, which may require the Company to expend additional amounts on environmental compliance or may require modifications in the Company's operations. A potential groundwater contamination issue at the Company's Danbury, Connecticut site is being reviewed under voluntary corrective action by the Environmental Protection Agency. Although the Company is unable to predict the extent of its future liability with respect to any environmental matters, the Company believes, based upon current information, that environmental liabilities will not be material to its financial position or results of operations. See "Risk Factors--Changes in Governmental Laws and Regulations." With respect to any environmental contamination present on the Company's manufacturing sites at June 13, 1996, the date of the Company's initial public offering, or present at any such site due to the generation, use, treatment, storage, release, emission, discharge or disposal of hazardous waste of hazardous materials prior to such date, the Company is indemnified by DuPont pursuant to an agreement between DuPont and the Company. See "Transactions and Relationship Between the Company and Dupont--Environmental Indemnification Agreement."

                                   MANAGEMENT

    The following table sets forth the name, age (as of April 30, 1998) and position with the Company of each person who is an executive officer or director of the Company.

NAME                          AGE      POSITION(S)
------------------------      ---      ---------------------------------------------------------------------------------
J. Michael Hardinger              51   Chairman of the Board and Chief Executive Officer
Preston M. Adcox                  54   President and Chief Operating Officer
Gerard Cognie                     54   Executive Vice President--European Operations
David S. Gino                     40   Executive Vice President--Finance and Chief Financial Officer
Arthur W. Launder                 58   Executive Vice President--North American Photomask Operations
John M. Lynn                      40   Executive Vice President, General Counsel and Secretary
Kenneth A. Rygler                 54   Executive Vice President--Worldwide Marketing and Strategic Planning
Chulwoo Won                       45   Executive Vice President--Asia Pacific Operations
John L. Doyle                     66   Director
John W. Himes                     53   Director
John C. Hodgson                   54   Director
Gary W. Pankonien                 48   Director
John C. Sargent                   60   Director
Marshall C. Turner                56   Director
Susan A. Vladuchick               50   Director

    J. MICHAEL HARDINGER. Mr. Hardinger is Chairman of the Board of Directors and Chief Executive Officer of the Company, positions he assumed as a part of the global realignment of the photomask business. He joined DuPont in 1970 and has served in a number of management positions with DuPont, including Vice President and General Manager of DuPont's Acrylics and Consumer Products Business from 1990 until 1993. He was Vice President--DuPont Corporate Sourcing prior to assuming his position with the Company. Mr. Hardinger is a member of the Chase Bank of Texas Austin Advisory Board of Directors and a member of the Board of Directors of the Capital of Texas Public Telecommunications Council.

    PRESTON M. ADCOX. Mr. Adcox is President and Chief Operating Officer of the Company. He joined DuPont in 1967 and has held a number of manufacturing and technology management positions. He became a Managing Director in DuPont's semiconductor materials business in 1988 and had global responsibility for DuPont's photomask operations until 1996. He was a member of the Board of Directors of Etec Systems Inc. from 1990 to early 1995. Since 1988, he has served on the Board of Directors of Semi-Sematech, an organization representing U.S. equipment and material suppliers to the semiconductor manufacturing industry.

    GERARD COGNIE. Mr. Cognie is Executive Vice President--European Operations of the Company and the Chairman of the Board of DuPont Photomasks (France) S.A. He joined DuPont in 1968 and from 1988 to 1996 served as the Director of DuPont's European photomask operations and from 1985 to 1996 served as the Director of Electronics for DuPont France.

    DAVID S. GINO. Mr. Gino is Executive Vice President--Finance and Chief Financial Officer of the Company. Prior to assuming his position with the Company, he was Chief Financial Officer and Controller of Master Images, Inc. until it was acquired by DuPont in 1987. He held a number of financial and business management positions with DuPont's semiconductor materials, imaging systems and printing and publishing businesses.

    ARTHUR W. LAUNDER. Mr. Launder is Executive Vice President--North American Photomask Operations. He joined the Company in 1996 after serving as President of ASM America, Inc. Prior to joining

ASM America, Inc. in 1994, he had been President and Chief Operating Officer of Photronics, Inc. from 1987 to 1994 and Senior Vice President and General Manager of Micro Mask, Inc. from 1983 to 1987.

    JOHN M. LYNN. Mr. Lynn is Executive Vice President and General Counsel of the Company. He also serves as Corporate Secretary. He joined DuPont in 1980 as a chemical engineer and then, after a departure for law school, rejoined DuPont as a lawyer in 1985. He held a number of legal advisory positions with DuPont prior to joining the Company in 1996.

    KENNETH A. RYGLER. Mr. Rygler is Executive Vice President--Worldwide Marketing and Strategic Planning of the Company. He joined DuPont in 1964 and held numerous sales, marketing, planning and business development management positions.

    CHULWOO WON. Mr. Won is Executive Vice President--Asia Pacific Operations. He became involved with the Company while it was still a business unit of DuPont. Mr. Won joined DuPont in 1980 and became actively engaged with the photomask business in 1989. He was named vice president of the Asia Pacific region in 1995 until his appointment as an executive officer of the Company in 1997.

    JOHN L. DOYLE. Mr. Doyle is a private consultant, having retired from the Hewlett-Packard Company in 1991. At the time of his retirement, he was Executive Vice President, Business Development with responsibility for Hewlett-Packard's integrated circuit facilities as well as acquisitions, mergers, planning, corporate purchasing, manufacturing and engineering. He was also a member of the Executive Committee. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp., a manufacturer of advanced composite materials, from July 1993 to December 1993. Hexcel Corp. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in December 1993. He is currently a director of Xilinx, Inc., and Analog Devices, Inc. He became a director of the Company in April 1996.

    JOHN W. HIMES. Mr. Himes is Vice President of Investor Relations for DuPont. He joined DuPont in 1966 and has served in a variety of business management positions, including leadership of Dacron-Registered Trademark-polyester, Advanced Composites and Industrial Polymers. Mr. Himes was responsible for Human Resources and later Business Development in Asia for the corporation. He became a director of the Company in January 1998.

    JOHN C. HODGSON. Mr. Hodgson is the Vice President/Managing Director of the Photopolymer and Electronic Materials Strategic Business Unit of DuPont, a position he assumed in 1996. He has been with DuPont for 32 years and has served in a variety of management positions in the X-Ray, Electronics and Diagnostic businesses in the United States and in Geneva, Switzerland. From 1994 until assuming his current position, Mr. Hodgson served as Managing Director/General Manager of the Electronic Materials Strategic Business Unit. He became a director of the Company in April 1996.

    GARY W. PANKONIEN. Mr. Pankonien is the Chairman and Chief Executive Officer of 1st TECH Molding and a private investor. He serves as a director of Tanisys Technology, a manufacturer of memory modules, 1st TECH Molding and MagRabbit. Mr. Pankonien spent seven years at Compaq Computer Corporation where he served as the Notebook Computer Design and Operations Manager for three years. He co-developed and currently holds the patent for the first notebook computer as well as several other patents. Mr. Pankonien has over 20 years of management experience in the electronics industry and has extensive experience in off-shore operations. He became a director of the Company in April 1996.

    JOHN C. SARGENT. Mr. Sargent is the Vice President and Treasurer of DuPont. He joined the Treasury Department of Conoco in 1964 and worked in a number of financial management positions with Conoco both in the United States and Europe. He became Vice President and Treasurer of Conoco in 1981 and also in 1981 became Assistant Treasurer and Director of the Treasury Division of DuPont after Conoco was acquired by DuPont. He assumed his present position at DuPont in 1992. He became a director of the company in December 1995.

    MARSHALL C. TURNER. Mr. Turner is an independent consultant and technology venture investor. He has also been a general partner of Taylor & Turner Associates, Ltd., the general partner of venture capital partnerships, since its inception in 1981. He has been a venture capital principal or operating executive in technology industries for 25 years, and is a former director of ten venture-backed technology companies. Mr. Turner is Vice-Chairman of the Board of the Public Broadcasting Service, and serves as a director of the Alliance Technology Fund, three privately-held companies, the George Lucas Educational Foundation, and the Smithsonian National Museum of Natural History. He became a director in April, 1996.

    SUSAN A. VLADUCHICK. Ms. Vladuchick is the Director of Operations--U.S. Region and Vice Chair of the Operations Network for DuPont. She joined DuPont in 1969 and has held a variety of management positions in research and development, human resources, and manufacturing during the course of her career, including Director of Operations for DuPont Medical Products from 1993 to 1995 and Director of Human Development and Personnel Relations from 1995 to 1997. Ms. Vladuchick currently serves on the College of Engineering & Science Advisory Board for Clemson University and is a past Alumni Trustee for Grove City College. She became a director of the Company in January 1996.

                              SELLING STOCKHOLDER

    The following table provides certain information with respect to DuPont and the number of shares of Common Stock currently owned, offered hereby and to be owned by DuPont after this offering.

                                                   BEFORE THE OFFERING                        AFTER THE OFFERING(2)
                                             --------------------------------    SHARES    ----------------------------
                                                 SHARES         PERCENT OF       BEING       SHARES       PERCENT OF
                                              BENEFICIALLY        SHARES        OFFERED    BENEFICIALLY     SHARES
NAME AND ADDRESS                                  OWNED         OUTSTANDING       (2)         OWNED       OUTSTANDING
-------------------------------------------  ---------------  ---------------  ----------  -----------  ---------------
E.I. du Pont de Nemours and
  Company..................................     10,500,000(1)         69.2%     2,000,000   8,500,000           53.6%
  1007 Market Street
  Wilmington, DE 19898

---------

(1) All of such shares are owned of record by DuPont Chemical and Energy Operations, Inc., a wholly owned subsidiary of DuPont. Messrs. Himes, Hodgson and Sargent and Ms. Vladuchick, each of whom is a director of the Company, share the right to vote such shares. See "Management."

(2) DuPont has granted to the U.S. Underwriters an option to purchase up to 300,000 additional shares to cover over-allotments, if any. If such option is exercised in full, after the offering DuPont will beneficially own 8,200,000 shares of Common Stock representing 51.3% of the outstanding Common Stock. See "Underwriters."

          TRANSACTIONS AND RELATIONSHIP BETWEEN THE COMPANY AND DUPONT

    The Company and DuPont have entered into a number of agreements for the purpose of defining certain past, present and prospective arrangements and transactions between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and DuPont that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties, while continuing certain mutually beneficial joint arrangements. However, because of the complexity of the various relationships between the Company and DuPont (including their subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, were effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. The Company is only entitled to the ongoing assistance of DuPont for a limited time.

    Additional or modified arrangements and transactions may be entered into by the Company, DuPont and their respective subsidiaries in the future. Any such future arrangements and transactions will be determined through negotiation between the Company and DuPont or their respective subsidiaries, as the case may be. The Company has adopted a policy that all future agreements between the Company and DuPont and their subsidiaries will be on terms that the Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation Law, which includes a vote to affirm any such future agreements by a majority of the Company's directors who are not employees of DuPont (even though such directors may be less than a quorum).

    The following is a summary of certain past, present and prospective arrangements and transactions between the Company and DuPont.

HISTORICAL TRANSACTIONS AND REALIGNMENT OF PHOTOMASK BUSINESS

    Prior to the Realignment (as defined below), DuPont's U.S. photomask operations were conducted by DuPont Photomasks, Inc., a Texas corporation. European photomask operations were conducted by separate, wholly owned subsidiaries of DuPont in their respective countries. Photomask operations in Korea were conducted by DuPont Korea, Ltd., which was 31% owned by DuPont Photomasks, Inc. and 69% owned by DuPont and which also conducted DuPont's other non-photomask business. In connection with the consummation of the initial public offering of the Company's Common Stock, DuPont realigned its global photomask business, pursuant to which certain transactions were undertaken so that DuPont's foreign photomask operations would reside in wholly owned subsidiaries of the Company (the "Realignment").

    DuPont provided significant management functions and services, including cash management, tax administration, accounting, legal, data processing, benefit administration and other support services. The Company was charged and/or allocated expenses for the years ended June 30, 1995 and 1996 of approximately $13.1 million and $7.3 million. The costs of these services have been directly charged and/or allocated using methods that DuPont management believed were reasonable. Such charges and allocations are not necessarily indicative of the costs the Company would have incurred to obtain these services had it been a separate entity. The Company has not made a study or any attempt to obtain estimates from third parties to determine what the cost of obtaining such services from such parties may have been.

    The Company participated in DuPont's centralized cash management system prior to the Realignment. In general, the cash funding requirements of the Company were met by, and all cash generated by the Company was transferred to, DuPont. In the U.S. and France, this was accomplished under the terms of interest-bearing loan arrangements between the Company and DuPont (collectively, the "Master Notes"). The Company borrowed funds for acquisitions, capital expenditures and working capital from DuPont pursuant to the Master Notes. The interest rate charged was equal to the rate DuPont paid for its commercial paper borrowings.

ADMINISTRATIVE SERVICE AGREEMENTS

    The Company and its subsidiaries, on the one hand, and DuPont and certain DuPont subsidiaries, on the other hand, have entered into several transitional administrative service agreements (collectively, the "Administrative Service Agreements"), pursuant to which DuPont will continue to provide various services to the Company, including tax administration, computer and information systems, telecommunications and employee benefits administration.

    Each service under the Administrative Service Agreements is provided for a specified time period, ranging from one to two years. However, the Company and its subsidiaries may terminate any or all services that it receives under an Administrative Service Agreement at any time upon 45 days' prior written notice. Each Administrative Service Agreement shall terminate upon the later of (i) January 1, 1999 or (ii) the date upon which DuPont owns less than 50% of the outstanding Common Stock of the Company. The Company and its subsidiaries are obligated to take all steps necessary to obtain their own administrative and support services prior to the termination of the Administrative Service Agreements.

    The Company and its subsidiaries will be obligated to pay fees established in the Administrative Service Agreements based upon the type and amount of services rendered. It is estimated that DuPont will charge an annual fee of approximately $4 million for all of the services that it will provide under the Administrative Service Agreements. In addition, the Company and its subsidiaries will reimburse DuPont for any out-of-pocket expenses it incurs in connection with providing the services. The Company paid DuPont $3.9 million for services provided under the Administrative Service Agreements in fiscal 1997. With the exception of the Administrative Service Agreement entered into by the respective subsidiaries of DuPont and the Company in Korea, in the absence of gross negligence or willful or reckless misconduct, DuPont's liability for damages to the Company for any breach of DuPont's obligations under the Administrative Service Agreements is limited to payments made to DuPont thereunder. With respect to the Administrative Service Agreement covering the operations in Korea, DuPont's subsidiary is not required to provide any guarantee or warranty of any nature and cannot be held liable for any claims, damages or liabilities of any kind resulting from the furnishing of the services thereunder.

RESEARCH, DEVELOPMENT AND CONSULTING AGREEMENT

    The Company and DuPont have entered into a research, development and consulting agreement (the "Research, Development and Consulting Agreement") whereby DuPont will provide to the Company supplemental technical assistance and consulting with respect to: (i) analytical support and consulting on an as needed basis ("Analytical Support"), and (ii) research projects addressing specific Company needs ("Research Project Support"). In exchange for the Analytical Support, the Company will pay DuPont $100,000 per calendar year. In the event the costs of these services are estimated to exceed $100,000, the Company can either agree to pay additional projected costs or elect not to have DuPont provide these additional services. Compensation for Research Project Support will be determined at the time each specific project relating thereto is undertaken. The initial term of the Research, Development and Consulting Agreement expires on January 1, 2001 and automatically renews for successive one-year terms until terminated by either DuPont or the Company pursuant to certain procedures set forth in the Research, Development and Consulting Agreement.

TAX INDEMNIFICATION AGREEMENT

    The Company and DuPont have entered into a tax indemnification agreement (the "Tax Indemnification Agreement") pursuant to which the Company will pay DuPont, or DuPont will pay the Company, as appropriate, amounts in respect of taxes shown as due attributable to the operations of the Company for the period ending on the date on which the Company ceases to be a member of the DuPont consolidated group. DuPont will indemnify the Company and its subsidiaries from liability for certain matters (net of corresponding tax benefits), including (i) any federal, state or local taxes attributable to any affiliated or combined group of which the Company was a member at any time prior to June 13, 1996 and
(ii) any
federal, state or local income or other tax for any period up to and including June 13, 1996. The Company will indemnify DuPont and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of the Company following June 13, 1996. In connection with the Company's sale of its 31% equity interest in DuPont Korea, Ltd. to DuPont, to the extent there is a loss, any tax benefit attributable to such loss will be for DuPont's benefit at such time as DuPont's beneficial ownership of the Company falls below 50%.

    The Tax Indemnification Agreement will require payments of claims to be made within 30 days of the date a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to the underpayments of the applicable tax. Any disputes concerning the calculation or basis of determination of any payment provided under the Tax Indemnification Agreement will be resolved by a law firm or a "big six" accounting firm selected jointly by the parties.

ENVIRONMENTAL INDEMNIFICATION AGREEMENT

    The Company and DuPont have entered into an environmental indemnification agreement (the "Environmental Indemnification Agreement") pursuant to which DuPont will generally indemnify the Company against substantially all liabilities relating to any environmental contamination present on the manufacturing sites of the Company and its subsidiaries as of June 13, 1996 or present on any other site as a result of the manufacturing operations of the Company and its subsidiaries prior to June 13, 1996.

    In the event that the parties cannot determine with reasonable certainty, following good faith negotiations, whether the contamination was caused by activities occurring before or after June 13, 1996, the Environmental Indemnification Agreement provides for a mechanism whereby the liability associated with any such claim is allocated according to the following: DuPont bears 100% of the liability associated with claims filed by the Company with regard to such contamination prior to June 13, 1997; DuPont's liability for claims filed following June 13, 1997 declines at the rate of 20% per year; and DuPont has no liability for such claims filed following June 13, 2001.

    The Environmental Indemnification Agreement includes procedures for notice and payment of indemnification claims and generally provides that the party bearing the majority of the liability will assume the defense of such claim and will control any negotiation or remediation activities.

CREDIT FACILITY

    The Company and DuPont have entered into a credit agreement (the "Credit Agreement"), pursuant to which DuPont has agreed to provide a credit facility to the Company in an aggregate amount of $100 million. The Credit Agreement expires in 2001 and any loans thereunder will bear interest at LIBOR plus 25 basis points. At the Company's option, advances under the Credit Agreement are convertible into term loans with maturities up to seven years. The amounts loaned under the Credit Agreement are unsecured and the Credit Agreement contains various representations, covenants and events of default typical for financings of a similar size and nature. For example, the Credit Agreement provides that, without DuPont's prior written consent, the Company will not incur, create, assume or permit to exist any indebtedness, including guarantees on indebtedness, (in addition to the indebtedness under the Credit Facility) in excess of $50 million in the aggregate. To date, the Company has borrowed a maximum of $35 million under the Credit Agreement and at March 31, 1998 borrowings of $24 million were outstanding.

CORPORATE TRADENAME AND TRADEMARK AGREEMENT

    The Company and DuPont have entered into a corporate tradename and trademark agreement (the "Corporate Tradename Agreement") whereby DuPont licenses to Company (i) use of the tradename "DuPont" as part of the Company's corporate name, (ii) use of the tradename "DuPont" as part of the name of an affiliated company of the Company and (iii) use of the trademark DuPont in Oval as part of the Company's corporate logo. DuPont may terminate the Corporate Tradename Agreement upon two years prior written notice in the event that DuPont and/or its affiliates cease to hold 20% of the total outstanding Common Stock of the Company and upon 90 days written notice in the event that (i) DuPont ceases to be the largest holder of Common Stock of the Company, (ii) the Company purports to assign or otherwise transfer the Corporate Tradename Agreement without DuPont's written consent, or (iii) the Company uses the tradename "DuPont" other than under the terms of the Corporate Tradename Agreement. In addition, DuPont may terminate the Corporate Tradename Agreement upon 90 days written notice for any reason after January 1, 2008. In the Corporate Tradename Agreement, the Company grants DuPont the right to inspect and test products manufactured by or for the Company and intended to be sold bearing the DuPont in Oval logo to determine uniform quality and compliance with quality standards of DuPont and agrees to hold DuPont harmless from any and all liabilities arising from the manufacture, sale, transportation, storage or use of products manufactured by or for the Company bearing the DuPont in Oval logo. Upon termination of the Corporate Tradename Agreement, the Company will be obligated to: (i) change its name so that the tradename "DuPont" is omitted therefrom; (ii) cease to use the tradename "DuPont" or any similar tradename as part of its corporate name or in any other manner whatsoever; and (iii) cease to use the DuPont in Oval logo.

DISTRIBUTOR AGREEMENTS

    The Company has entered into separate distributor agreements, each effective as of January 1, 1996 (the "Distributor Agreements") with DuPont K.K., a Japanese subsidiary of DuPont, and DuPont Taiwan Limited, a Taiwanese subsidiary of DuPont (collectively, the "Distributors"). Pursuant to the Distributor Agreements, the Company has appointed the Distributors to sell the Company's products in their respective countries. The products will be sold to the Distributors at a discount, which shall permit the Distributors to earn a pre-tax profit between 2% and 4%.

REGISTRATION RIGHTS

    Under a Registration Rights Agreement (the "Registration Rights Agreement") between DuPont and the Company, DuPont and its assignees ("Holders") are entitled to certain rights with respect to the registration of shares they hold under the Securities Act. Subject to certain limitations (including a minimum registration of over 1,000,000 shares), each Holder has the right to require the Company to register the sale of all or part of the shares it holds under the Securities Act (a "demand registration"). Following the offering, the Holders will be entitled to request up to an aggregate of four demand registrations. Each Holder is also entitled to include the shares of Common Stock it holds in a registered offering of securities by the Company for its own account, subject to certain conditions and restrictions. The Company will pay all expenses associated with a registration of shares of Common Stock by a Holder pursuant to the Registration Rights Agreement, other than underwriting discounts and commissions, Holders' out-of-pocket expenses or underwriters' counsel fees and disbursements, if any, relating to such shares. In addition, the Registration Rights Agreement contains certain indemnification provisions (i) by the Company for the benefit of Holders as well as any potential underwriter and (ii) by Holders for the benefit of the Company and related persons, DuPont and its assignees may transfer its registration rights under the Registration rights Agreement without the prior approval of the Company. The Registration Rights Agreement also provides that while DuPont owns 50% or more of the Company's Common Stock, the Company may not grant registration rights to any other person without DuPont's prior consent.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATION
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general discussion of certain anticipated United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock by a "Non-U.S. Holder." A Non-U.S. Holder is a person that, for United States federal income tax purposes, (i) is not a "United States person,"
(ii) is not, and has not been, engaged in a United States trade of business,
(iii) is not subject to tax pursuant to provisions of U.S. tax laws applicable to certain former U.S. citizens or residents and (iv) in the case of an individual, is not present in the United States for 183 days or more during the relevant tax year of the ownership and disposition of the Common Stock. A United States person means a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that meets the following two tests: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

    The following discussion does not consider specific facts and circumstances that may be relevant to the taxation of a particular Non-U.S. Holder. Specifically, this discussion does not address the United States tax consequences to any person who might own, or be considered as owning under certain attribution rules, 5% or more of the outstanding shares of the Common Stock or who acquired or holds Common Stock other than for investment. In addition, the following discussion assumes that the investment in the Common Stock will be characterized for United States federal income tax purposes in a manner consistent with such investment. While counsel believes that such characterization should be given such investment, there can be no assurance that the United States Internal Revenue Service ("IRS") will not assert that a different characterization should apply.

    The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed United States Treasury Regulations issued by the U.S. Department of the Treasury now in effect. Each prospective investor should understand that future legislative, administrative and judicial changes could modify the tax consequences described below, possibly with retroactive effect. The following discussion is limited to United States federal income tax consequences and does not address any state, local or non-U.S. consequences of the purchase, ownership and disposition of the Common Stock.

    EACH NON-U.S. HOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-U.S. TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE LAWS.

DIVIDENDS

    The Company does not anticipate paying a dividend to stockholders in the foreseeable future. In the event a dividend is paid by the Company, the payment will be a taxable dividend for United States federal income tax purposes to the extent of the current or accumulated earnings and profits of the payor. Each Non-U.S. Holder who receives a taxable dividend will be subject to withholding of United States federal income tax equal to 30% of the taxable dividend unless such Non-U.S. Holder is eligible for a reduced tax rate or tax exemption under an applicable income tax treaty. Satisfaction of certain certification requirements may be necessary in order to claim the benefit of any applicable treaty.

GAIN ON DISPOSITIONS

    Non-U.S. Holders may recognize gain on the sale or other disposition of the Common Stock. However, a Non-U.S. Holder will not be subject to United States federal income tax (and no tax will generally be withheld) with respect to such gain unless the Company is or has been a "U.S. real property holding corporation" as defined by U.S. tax law at any time during the five-year period ending on the date of sale. The Company does not believe it is or is likely to become a U.S. real property holding corporation.

FEDERAL ESTATE TAXES

    Common Stock held by an individual Non-U.S. Holder at the date of his or her death will be included in his or her gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    DIVIDENDS. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to and the tax withheld, if any, with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides. Dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate.

    DISPOSITIONS OF COMMON STOCK. The payment of the proceeds from the disposition of shares of Common Stock through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person (as defined by U.S. tax laws) information reporting (but not backup withholding) is required on the payment unless the certain certification requirements are satisfied.

    Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedures for obtaining such an exemption, if available.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Pursuant to the Company's Certificate of Incorporation (the "Certificate"), the Company is authorized to issue 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each with a par value of $.01 per share, of which 15,168,766 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of March 31, 1998. The Common Stock offered hereby, when issued and sold as contemplated by this Prospectus, will be validly issued, fully paid and nonasessable. Upon completion of the offering, there will be 15,868,766 shares of Common Stock outstanding (assuming no exercise of stock options after March 31, 1998).

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is generally required for all actions to be taken by stockholders. Because holders of Common Stock do not have cumulative voting rights, holders of a majority of the shares of Common Stock represented at a meeting in person or by proxy can elect all of the directors. Accordingly, after the Offering, DuPont will be able to control the vote on most matters submitted to stockholders, including the election of directors and approval of extraordinary corporate transactions. See "Risk Factors--Control by and Relationship with DuPont." In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The Common Stock has no preemptive rights and no redemptions, sinking fund or conversion provisions.

    The Common Stock is listed on the Nasdaq National Market. The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

    Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued. See "Dividend Policy."

PREFERRED STOCK

    The Certificate authorizes the Board to provide for the issuance, from time to time, of classes or series of the Preferred Stock, to establish the number of shares to be included in any such class or series and to fix the designations, voting powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Because the Board has the power to establish the preferences and rights of the shares of any such class or series of the Preferred Stock, it may afford holders of any Preferred Stock preferences, powers and rights (including voting rights), senior to the holders of Common Stock, which could adversely affect the rights of the holders of Common Stock. The Company currently has no intention to issue any shares of Preferred Stock.

CERTAIN DELAWARE GENERAL CORPORATION LAW, CERTIFICATE AND BYLAWS PROVISIONS

    The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by the DGCL, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. The DGCL enables corporations to limit available relief to equitable remedies such an injunction or rescission. The Certificate limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL, or any transaction from which the director derived an improper personal benefit. The inclusion of these provisions in the Certificate may have the effect of reducing the likelihood of derivative litigation against the Company's directors and may discourage or deter stockholders or management from bringing a lawsuit against the Company's directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Such provisions do not limit or affect a stockholder's ability to seek and obtain relief under the federal securities laws.

    In addition, Article VII of the Bylaws requires the Company to indemnify any current or former director or officer against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. In addition, the Company has agreed to indemnify each director to the fullest extent permitted by the DGCL pursuant to an Indemnification Agreement from and against any and all expenses, losses, claims, damages and liabilities incurred by such director for or as a result of actions taken or not taken while such director or officer was acting in his or her capacity as a director, officer, employee or agent of the Company. In addition, the Company maintains directors' and officers' liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. See "Risk Factors--Dependence on Management and Technical Personnel."

    The Certificate contains a provision expressly electing not to be governed by Section 203 of DGCL. In general, Section 203 of the DGCL restricts certain business combinations involving interested stockholders (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years) or their affiliates (as defined). Because of such election, Section 203 will not apply to the Company.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Deutsche Morgan Grenfell Inc., Donaldson, Lufkin & Jenrette Securities Corporation, NationsBanc Montgomery Securities LLC and Needham & Company, Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Deutsche Bank AG London, Donaldson, Lufkin & Jenrette International, NationsBanc Montgomery Securities LLC and Needham & Company, Inc. are acting as International Representatives, have severally agreed to purchase, and the Company and DuPont have agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                                          NUMBER OF
NAME                                                                                        SHARES
----------------------------------------------------------------------------------------  ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.....................................................
  Deutsche Morgan Grenfell Inc..........................................................
  Donaldson, Lufkin & Jenrette Securities Corporation...................................
  NationsBanc Montgomery Securities LLC.................................................
  Needham & Company, Inc................................................................

                                                                                          ----------

    Subtotal............................................................................   2,160,000
                                                                                          ----------
International Underwriters:
  Morgan Stanley & Co. International Limited............................................
  Deutsche Bank AG London...............................................................
  Donaldson, Lufkin & Jenrette International............................................
  NationsBanc Montgomery Securities LLC.................................................
  Needham & Company, Inc................................................................
                                                                                          ----------

    Subtotal............................................................................     540,000
                                                                                          ----------
      Total.............................................................................   2,700,000
                                                                                          ----------
                                                                                          ----------

    The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives", respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' overallotment option described below) if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or

Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares".

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $     a share under the public offering price. Any Underwriter
may allow, and such dealers may reallow, a concession not in excess of $     a
share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    The Company and DuPont have granted to the U.S. Underwriters options, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 105,000 and 300,000 additional shares of Common Stock, respectively, at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such options are exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

    Each of the Company, DuPont and the directors and executive officers of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to
(x) the sale of Shares to the Underwriters, (y) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (z) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to DuPont.

    The Company, DuPont and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Common Stock will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Austin, Texas. Certain legal matters in connection with the offering will be passed upon by for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The financial statements as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934 and, in connection therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such materials filed electronically by the Company with the Commission may be obtained from the web site that the Commission maintains at http://www.sec.gov.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                            DUPONT PHOTOMASKS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................     F-2

Income Statement for the years Ended June 30, 1995, 1996 and 1997..........................................     F-3

Balance Sheet at June 30, 1996 and 1997....................................................................     F-4

Statement of Cash Flows for the years ended June 30, 1995, 1996 and 1997...................................     F-5

Notes to Financial Statements..............................................................................     F-6

Income Statement for the nine months ended March 31, 1997 and 1998 (unaudited).............................    F-19

Balance Sheet of March 31, 1998 (unaudited)................................................................    F-20

Statement of Cash Flows for the nine months ended March 31, 1997 and 1998 (unaudited)......................    F-21

Notes to Financial Statements (unaudited)..................................................................    F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of DuPont Photomasks, Inc.

    In our opinion, the accompanying balance sheet and the related income statement and statement of cash flows present fairly, in all material respects, the financial position of DuPont Photomasks, Inc. and its subsidiaries at June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Austin, Texas
July 29, 1997, except as to Note 17
which is as of May 12, 1998

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                                INCOME STATEMENT

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            YEAR ENDED JUNE 30,
                                                           ------------------------------------------------------
                                                               1995          1996                        1997
                                                           ------------  ------------   PRO FORMA    ------------
                                                                                        1996 (NOTE
                                                                                            1)
                                                                                       ------------
                                                                                       (UNAUDITED)
Sales....................................................  $    161,514  $    213,415   $  213,415   $    261,185
Cost of goods sold.......................................       120,512       142,200      140,741        163,319
Selling, general and administrative expense..............        21,803        25,167       26,229         31,611
Research and development expense.........................         8,777         9,162        8,290         12,372
                                                           ------------  ------------  ------------  ------------
Operating profit.........................................        10,422        36,886       38,155         53,883
Interest (income) expense................................         6,957         7,078           62         (2,080)
Exchange (gain) loss.....................................          (493)          886          590            796
                                                           ------------  ------------  ------------  ------------
Income before income taxes, minority interest and
  extraordinary item.....................................         3,958        28,922       37,503         55,167
Provision for income taxes...............................                       2,678       13,126         19,308
                                                           ------------  ------------  ------------  ------------
Income before minority interest and extraordinary item...         3,958        26,244       24,377         35,859
Minority interest in loss of majority owned joint
  venture................................................          (161)         (660)        (660)          (903)
                                                           ------------  ------------  ------------  ------------
Income before extraordinary item.........................         4,119        26,904       25,037         36,762
Extraordinary item.......................................                                                 (22,242)
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $      4,119  $     26,904   $   25,037   $     59,004
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

Basic earnings per share before extraordinary item.......  $       0.39  $       2.51   $     1.66   $       2.44
Extraordinary item.......................................                                                   (1.47)
                                                           ------------  ------------  ------------  ------------
Basic earnings per share.................................  $       0.39  $       2.51   $     1.66   $       3.91
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Basic weighted average shares outstanding................    10,500,000    10,726,849   15,100,000     15,100,521
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

Diluted earnings per share before extraordinary item.....  $       0.39  $       2.50   $     1.65   $       2.37
Extraordinary item.......................................                                                   (1.43)
                                                           ------------  ------------  ------------  ------------
Diluted earnings per share...............................  $       0.39  $       2.50   $     1.65   $       3.80
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Diluted weighted average shares outstanding..............    10,500,000    10,743,006   15,194,913     15,520,239
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

         The accompanying notes are an integral part of this statement.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                                 BALANCE SHEET

                (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

                                                                                                   JUNE 30,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                      ASSETS

Current assets:
  Cash and cash equivalents...............................................................  $   20,179  $   51,351
  Accounts receivable, trade..............................................................      32,293      38,973
Accounts receivable, related parties......................................................       4,726       3,670
  Inventories.............................................................................      10,227      15,651
  Deferred income taxes...................................................................       1,543       3,351
  Prepaid expenses and other current assets...............................................       3,238       8,711
                                                                                            ----------  ----------
    Total current assets..................................................................      72,206     121,707
                                                                                            ----------  ----------
Property and equipment....................................................................     123,048     162,310
Accounts receivable, related parties......................................................       1,928       1,746
Deferred income taxes.....................................................................       3,245       2,386
Other assets..............................................................................      27,466       3,430
                                                                                            ----------  ----------
    Total assets..........................................................................  $  227,893  $  291,579
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade.................................................................  $   10,382  $   27,207
  Accounts payable, related parties.......................................................       5,885       4,889
  Short-term borrowings...................................................................       1,454       1,845
  Income taxes payable....................................................................       2,333       1,295
  Other accrued liabilities...............................................................      17,694      20,389
                                                                                            ----------  ----------
    Total current liabilities.............................................................      37,748      55,625
Long-term borrowings......................................................................       9,324      10,473
Deferred income taxes.....................................................................      11,588       6,300
Other liabilities.........................................................................       3,747       2,597
Minority interest in net assets of majority owned joint venture...........................         872         687
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value; 25,000,000 shares authorized;
    15,100,000 and 15,104,568 issued and outstanding......................................         151         151
  Additional paid-in capital..............................................................     152,880     156,742
  Unrealized holding gain.................................................................      11,583
  Retained earnings.......................................................................                  59,004
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $  227,893  $  291,579
                                                                                            ----------  ----------
                                                                                            ----------  ----------

         The accompanying notes are an integral part of this statement.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                            STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                       YEAR ENDED JUNE 30,
                                                                                ----------------------------------
                                                                                   1995        1996        1997
                                                                                ----------  ----------  ----------
Cash flows from operating activities:
  Net income..................................................................  $    4,119  $   26,904  $   59,004
  Adjustments to reconcile net income to net cash provided by operations:
    Depreciation and amortization.............................................      25,543      26,882      26,593
    Other.....................................................................          42      (2,028)       (494)
    Gain......................................................................                             (34,219)
    Cash provided (used) by changes in assets and liabilities
      Accounts receivable.....................................................      (1,471)     (7,706)     (6,945)
      Inventories.............................................................        (296)     (3,399)     (5,444)
      Prepaid expenses and other current assets...............................       2,253      (1,021)     (5,038)
      Accounts payable........................................................      (2,360)     (4,190)      2,470
      Other accrued liabilities...............................................       1,201      14,989       5,814
                                                                                ----------  ----------  ----------
        Net cash provided by operating activities.............................      29,031      50,431      41,741
                                                                                ----------  ----------  ----------
Cash flows from investing activities:
  Capital expenditures........................................................     (14,853)    (24,294)    (51,057)
  Payments for acquisitions...................................................      (4,000)     (6,000)
  Other.......................................................................         272         920
  Proceeds from sale of investment............................................                              39,219
                                                                                ----------  ----------  ----------
        Net cash used in investing activities.................................     (18,581)    (29,374)    (11,838)
                                                                                ----------  ----------  ----------
Cash flows from financing activities:
  Increase (decrease) in borrowings...........................................      (1,591)     (1,666)      2,394
  Net proceeds from issuance of common stock..................................                  72,066          61
  Net cash paid to DuPont.....................................................      (5,432)    (78,908)
                                                                                ----------  ----------  ----------
        Net cash (used in) provided by financing activities...................      (7,023)     (8,508)      2,455
                                                                                ----------  ----------  ----------
Effect of exchange rate changes on cash.......................................       1,061        (782)     (1,186)
                                                                                ----------  ----------  ----------
Net increase in cash and cash equivalents.....................................       4,488      11,767      31,172
Cash and cash equivalents at beginning of year................................       3,924       8,412      20,179
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of year......................................  $    8,412  $   20,179  $   51,351
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

         The accompanying notes are an integral part of this statement.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION: The accompanying financial statements include the accounts of DuPont Photomasks, Inc. and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated. The Company's principal business is the manufacture and sale of photomasks, high-purity quartz or glass plates containing precision microscopic images of integrated circuits, to semiconductor manufacturers.

    Prior to the Company's initial public offering (the "IPO") on June 13, 1996, the Company was a wholly owned subsidiary of E.I. duPont de Nemours and Company ("DuPont"). DuPont, through its wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc. ("DCEO"), owns 10,500,000 shares of the Company's common stock. On the IPO date, 4,000,000 shares of the Company's common stock were sold to the public. An additional 600,000 shares of common stock were sold to the public on June 14, 1996 pursuant to an over-allotment option. Retained earnings are shown assuming that the IPO occurred on June 30, 1996, the Company's year end.

    DuPont's photomask business was realigned (the "Realignment") during the year preceding the IPO so that photomask operations in Germany, France, the Republic of Korea ("Korea") and the Peoples Republic of China ("China") which were previously owned by various DuPont subsidiaries are owned by wholly owned subsidiaries of the Company. Income and expenses related to the Realignment have been eliminated and are not presented in the financial statements.

    The historical financial statements of the Company prior to the IPO have been derived from the accounting records of DuPont and reflect all sales and costs directly attributable to DuPont's photomask business during the periods presented as well as certain charges and allocations from DuPont which were based primarily on usage. For purposes of the historical financial statements prior to the IPO, charges and allocations between the Company and DuPont are deemed to have been settled in the period in which they originated.

    REVENUE RECOGNITION: Sales and related costs of goods sold are included in income when goods are shipped to the customer. Provision is made for estimated sales returns.

    CASH AND CASH EQUIVALENTS: Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

    INVENTORIES: Inventories are valued at the lower of cost or market, with cost being determined using the average cost method.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The gross value of property and equipment and related accumulated depreciation are eliminated at the date of disposal and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations; replacements and betterments are capitalized.

    INTANGIBLE ASSETS: Intangible assets are amortized using the straight-line method over their estimated useful lives. Net intangible assets, primarily supply agreements, were $3,883 and $2,750 at June 30, 1996 and 1997 and are included in other assets. The future economic benefit of long-lived assets is reviewed periodically through an undiscounted cash flow analysis to determine if an impairment has occurred.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PENSIONS, OTHER POST RETIREMENT BENEFITS AND PROFIT SHARING: Through June
30, 1996, the Company's active U.S. employees were covered by DuPont defined benefit pension and other postretirement benefit plans. The cost of these plans was determined and allocated on an actuarial basis in accordance with Statement of Financial Accounting Standards No. ("FAS") 87 and FAS 106 and is principally included in cost of goods sold. Effective July 1, 1996, the Company eliminated the DuPont plans and implemented a defined contribution retirement plan covering substantially all of the active U.S. employees. The defined contribution retirement plan provided for the Company to contribute three to five percent of an employee's compensation into a participant directed investment account. Effective July 1, 1997, the Company suspended the defined contribution retirement plan and implemented a profit sharing plan covering substantially all of the active U.S. employees.

    Pension coverage for non-U.S. employees is provided through separate plans. Obligations under these plans are systematically provided for principally by establishing book reserves. Certain non-U.S. employees are covered by separate profit sharing plans.

    RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred. The Company is party to certain contracts which provide for partial funding of its research and development costs. Funding under these contracts has been recognized as an offset to research and development expense. The Company participates in a joint venture for advanced photomask development and pilot line fabrication of leading-edge photomasks.

    NON-U.S. CURRENCIES: The Company has determined that the U.S. Dollar is the functional currency of its worldwide operations. Accounts denominated in non-U.S. currencies are remeasured into U.S. Dollars and the resulting exchange gains and losses are included in income in the period they occur.

    INCOME TAXES: The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in tax laws or rates. Valuation allowances are established as necessary to reduce deferred tax assets to their expected realizable value.

    Prior to the IPO, the taxable income (loss) of the Company was included in the consolidated tax returns of the DuPont entities of which it was a part. As such, separate income tax returns were not prepared or filed for the Company. Deferred income taxes and tax expense were determined and allocated to the Company by applying the separate taxpayer approach outlined in FAS 109.

    Deferred income taxes at June 30, 1996 differ from amounts allocated to the Company under the separate taxpayer approach. The difference arises from the fact that, since the IPO, the Company's tax return has not been consolidated with DuPont. As a result, deferred tax assets arising from net operating losses prior to the IPO date, deemed to be carried forward and available to offset future tax liabilities under the separate taxpayer approach, have been eliminated, reflecting the fact that these losses were previously utilized by DuPont in its consolidated returns. In addition, deferred income taxes were established related to the Realignment.

    The Company's operations in Korea operate under a government granted tax exemption which expires in 2003.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PRO FORMA INFORMATION (UNAUDITED): The pro forma income statement for the year ended June 30, 1996 has been prepared by the Company to illustrate the estimated effects of the IPO, the Realignment and the related transactions described below as if they had occurred July 1, 1995. The pro forma income statement does not purport to represent what the results of operations would actually have been if the IPO, the Realignment and the related transactions had in fact occurred July 1, 1995 or to project what the results of operations will be for any future period.

    Pro forma cost of goods sold reflects a $1,181 reduction of cost resulting from (i) changes in employee benefit plans implemented in conjunction with the IPO and (ii) the elimination of DuPont allocated expenses partially offset by the addition of contracted services (including services contracted under administrative services agreements with DuPont and certain DuPont subsidiaries ("Administrative Service Agreements")) and employees to perform these functions.

    Pro forma selling, general and administrative expense reflects a net $1,062 increase in cost resulting from (i) changes in employee benefit plans implemented in conjunction with the IPO, (ii) the elimination of DuPont allocated expenses offset by the addition of contracted services (including services contracted under Administrative Service Agreements) and employees to perform these functions and (iii) compensation expense resulting from restricted stock grants under a stock performance plan.

    Pro forma research and development expense reflects an $872 reduction of cost resulting from (i) changes in employee benefit plans implemented in conjunction with the IPO and (ii) the elimination of DuPont allocated expenses partially offset by the addition of contracted services (including services contracted under a research, development and consulting agreement with DuPont) and employees to perform these functions.

    Pro forma other operating expense reflects a $278 reduction of cost resulting from the elimination of DuPont allocated expenses partially offset by the addition of contracted services (including services contracted under Administrative Service Agreements) and employees to perform these functions.

    Pro forma interest expense reflects a $7,016 reduction of cost resulting from the elimination of interest expense relating to the Company's master notes with DuPont.

    Pro forma exchange (gain) loss reflects a $296 gain resulting from the elimination of certain non-U.S. currency balances as a result of the Realignment.

    The pro forma provision for income taxes reflects a $10,448 increase in cost resulting principally from the elimination of deferred tax benefits associated with prior period losses that were deemed to be available to reduce tax expense allocated to the Company under the separate taxpayer approach in FAS 109, but which, in actuality, were utilized by DuPont in its consolidated tax returns.

    Pro forma earnings per share was computed based on 15,194,913 shares outstanding, reflecting the effects of the Realignment, the IPO and the dilutive effect of grants under the Company's stock performance plans.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, based upon all known facts and circumstances, that affect the reported amounts of assets and liabilities, disclosure of contingent

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS: Certain prior year balances have been reclassified to conform to the 1997 presentation. In addition, the Company adopted FAS 128 in the quarter ended December 31, 1997. Earnings per share have been restated for all periods presented to conform to the requirements of FAS 128.

2. ACQUISITIONS

    On April 7, 1995, the Company purchased, from an affiliate of AT&T, selected photomask manufacturing equipment at AT&T's captive photomask manufacturing facility located in Allentown, Pennsylvania and entered into a five-year supply agreement with Lucent Technologies ("Lucent"). Consideration for the equipment was $10,000 and consideration for the supply agreement was $5,000. Under the terms of the supply agreement, Lucent agreed to purchase certain minimum quantities of photomasks from the Company each year during the term of the agreement or to refund a portion of the purchase price if such minimum quantities were not purchased during a given year. The supply agreement also calls for the Company to grant price discounts to Lucent in the event that purchases by Lucent during a given year exceed specified limits.

3. RELATED PARTY TRANSACTIONS

    The financial statements include significant transactions with other DuPont business units involving functions and services (such as cash management, tax administration, accounting, legal and data processing) that were provided by centralized DuPont organizations outside the photomask business. Prior to the IPO, the costs of these functions and services were directly charged and/or allocated to the photomask business using methods that DuPont management believes were reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity. Amounts charged and allocated for these functions and services were $13,106 for the year ended June 30, 1995 and $7,251 for the period July 1, 1995 to December 31, 1995. Effective January 1, 1996, the Company entered several transitional agreements which set forth services to be provided to the Company and the fees to be paid by the Company for such services. Charges to the Company under these agreements were $1,661 for the period January 1, 1996 to June 30, 1996 and $3,944 for the year ended June 30, 1997. Amounts charged and allocated to the Company for functions and services provided by DuPont are principally included in general and administrative expense.

    The Company owned 1,025,640 shares of Etec Systems, Inc. ("Etec") common stock until January 1997. Etec is the Company's principal supplier of electron beam and laser beam systems. At June 30, 1996, the investment in Etec was classified as an available for sale security and the $22,820 estimated fair value (based on the June 28, 1996 closing market price of Etec common stock) of this investment was included in other assets. The associated unrealized holding gain was reported as a separate component of stockholders' equity, net of tax liabilities. In January 1997, the Company sold the entire investment. Aggregate net proceeds from the sale of $39,219 will be used in operations. The Company realized a $34,219 gain on the sale. The related provision for income taxes was $11,977.

    Accounts receivable, related parties includes receivables from employees of the Company of $2,149 (Current $221, Non-Current $1,928) and $1,836 (Current $90, Non-Current $1,746) at June 30, 1996 and

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

3. RELATED PARTY TRANSACTIONS (CONTINUED)
1997 which relate principally to housing and automobile loans to non-U.S. employees. The remainder represents receivables for goods sold to various DuPont entities and other related parties and amounts due to the Company under the tax indemnification agreement with DuPont and the Administrative Service Agreements. Sales to related parties, principally various DuPont entities who serve as resellers for the Company, were $6,368, $8,214 and $8,764 for the years ended June 30, 1995, 1996 and 1997.

    Accounts payable, related parties represents payables to DuPont for payroll and benefits and vendor payments paid by DuPont on behalf of the Company and billed on a one-month-lag basis and amounts payable under Administrative Service Agreements. In August 1996, the Company paid $1,785 in settlement of certain amounts payable to DuPont at June 30, 1996 and DuPont contributed $3,745 of its remaining outstanding receivable to the Company as an equity contribution.

4. ACCOUNTS RECEIVABLE, TRADE

    Essentially all of the Company's sales are to customers in the semiconductor manufacturing industry. The Company assesses the financial strength of its customers prior to extending credit in order to reduce the risk of loss as the Company generally does not require collateral. Four of the Company's customers each represented more than ten percent of sales in the year ended June 30, 1995 and, in the aggregate, these four customers represented approximately forty-two percent of sales in the year. Two of the Company's customers each represented more than ten percent of sales in the year ended June 30, 1996 and, in the aggregate, these two customers represented approximately twenty-five percent of sales in the year. One of the Company's customers represented approximately twelve percent of sales in the year ended June 30, 1997.

5. INVENTORIES

    Inventories consist of the following:

                                                                                JUNE 30,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
Raw materials and supplies..............................................  $   7,006  $  13,122
Work-in-process.........................................................        785        902
Finished product........................................................      2,436      1,627
                                                                          ---------  ---------
Inventories.............................................................  $  10,227  $  15,651
                                                                          ---------  ---------

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

6. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                              JUNE 30,
                                                     ESTIMATED USEFUL  ----------------------
                                                          LIVES           1996        1997
                                                     ----------------  ----------  ----------
Construction-in-progress...........................                    $   21,829  $   30,873
Land...............................................                         5,328       5,627
Buildings..........................................   10 to 20 years       50,701      51,899
Equipment..........................................    3 to 7 years       206,739     259,114
                                                                       ----------  ----------
                                                                          284,597     347,513
Less: accumulated depreciation.....................                      (161,549)   (185,203)
                                                                       ----------  ----------
Property and equipment.............................                    $  123,048  $  162,310
                                                                       ----------  ----------

7. OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of the following:

                                                                                JUNE 30,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
Accrued vacation pay....................................................  $   3,185  $   3,454
Accrued compensation and benefits.......................................      5,761     11,815
Lucent supply agreement.................................................      1,500
Other...................................................................      7,248      5,120
                                                                          ---------  ---------
Other accrued liabilities...............................................  $  17,694  $  20,389
                                                                          ---------  ---------

8. BORROWINGS

    Borrowings consist of the following:

                                                                                 JUNE 30,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
Non-interest bearing notes payable to customers due 1997.................  $     560
Capital lease obligations................................................      5,889  $   5,073
6% bank borrowings due 2000 through 2007.................................      2,500      4,500
10% bank borrowings due 1997 through 2001................................      1,829      2,745
                                                                           ---------  ---------
                                                                              10,778     12,318
  Less: short-term borrowings............................................     (1,454)    (1,845)
                                                                           ---------  ---------
Long-term borrowings.....................................................  $   9,324  $  10,473
                                                                           ---------  ---------

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

9. LEASES

    Minimum lease payments for years ending June 30 are as follows:

                                                                           CAPITAL    OPERATING
                                                                           LEASES      LEASES
                                                                          ---------  -----------
1998....................................................................  $     789   $     433
1999....................................................................        744         349
2000....................................................................        744         305
2001....................................................................        744         304
2002....................................................................        744          51
Thereafter..............................................................      3,190
                                                                          ---------  -----------
  Minimum lease payments................................................      6,955   $   1,442
                                                                          ---------  -----------
    Less: interest......................................................     (1,882)
                                                                          ---------
Present value of minimum lease payments.................................  $   5,073
                                                                          ---------

10. MASTER NOTES AND CREDIT AGREEMENT

    Interest expense includes amounts paid to DuPont under the master notes of $6,898 and $7,016 for the years ended June 30, 1995 and 1996. The interest rate charged on the notes was generally equivalent to the rate DuPont paid for its commercial paper borrowings. In conjunction with the IPO, DuPont, on June 28, 1996, contributed the $90,453 balance outstanding on the master notes to the Company as a capital contribution.

    The Company and DCEO have entered into a credit agreement (the "Credit Agreement") pursuant to which DCEO has agreed to provide a credit facility to the Company in an aggregate amount of $100,000. The Credit Agreement has a term of 48 months and any loans thereunder will bear interest at LIBOR plus 25 basis points. At the Company's option, advances under the Credit Agreement are convertible into term loans with maturities up to seven years. The amounts loaned under the Credit Agreement are unsecured and the Credit Agreement contains various representations, covenants and events of default typical for financings of a similar size and nature. No amounts have been borrowed or are outstanding under the Credit Agreement.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

11. STOCKHOLDERS' EQUITY

    Stockholders' equity at June 30 is as follows:

                                                                         ADDITIONAL  UNREALIZED
                                                              COMMON      PAID-IN      HOLDING    RETAINED
                                                               STOCK      CAPITAL       GAIN      EARNINGS
                                                            -----------  ----------  -----------  ---------
Realignment and contribution of capital...................   $     105   $   80,860
Issuance of common stock..................................          46       72,020
Unrealized holding gain...................................                            $  11,583
                                                                 -----   ----------  -----------
  Balance at June 30, 1996................................         151      152,880      11,583
Contribution of capital...................................                    3,745
Issuance of common stock..................................                      117
Unrealized holding gain...................................                               10,659
Sale of investment........................................                              (22,242)
Net income................................................                                        $  59,004
                                                                 -----   ----------  -----------  ---------
  Balance at June 30, 1997................................   $     151   $  156,742   $  --       $  59,004
                                                                 -----   ----------  -----------  ---------

12. STOCK PERFORMANCE PLANS

    The Company has several stock performance plans whereby options to purchase shares of common stock or shares of restricted stock have been or can be granted to directors, officers, employees and consultants. Generally, option exercise prices are equal to the fair market value at the date of grant. Restricted stock grants do not require the payment of any cash consideration by the recipient. Matters such as vesting periods and expirations are determined on a plan-by-plan or grant-by-grant basis. A summary of stock option activity is as follows:

                                                                      1996                      1997
                                                            ------------------------  ------------------------
                                                                          WEIGHTED                  WEIGHTED
                                                                           AVERAGE                   AVERAGE
                                                             NUMBER OF    EXERCISE     NUMBER OF    EXERCISE
                                                              SHARES        PRICE       SHARES        PRICE
                                                            -----------  -----------  -----------  -----------
Balance at beginning of year..............................                               953,784    $   17.00
Options granted...........................................     953,784    $   17.00       86,976    $   29.21
Options forfeited.........................................                               (46,640)   $   17.00
Options exercised.........................................                                (3,576)   $   17.00
                                                            -----------               -----------
Balance at end of year....................................     953,784    $   17.00      990,544    $   18.07
                                                            -----------               -----------
Exercisable at end of year................................      --                       223,210    $   17.00
                                                            -----------               -----------

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

12. STOCK PERFORMANCE PLANS (CONTINUED)
    Additional information related to stock options at June 30, 1997 is as follows:

                                                 OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                       ---------------------------------------  ------------------------
                                                     WEIGHTED                                 WEIGHTED
                                                      AVERAGE      WEIGHTED                    AVERAGE
                                        NUMBER OF    EXERCISE    AVERAGE LIFE    NUMBER OF    EXERCISE
        EXERCISE PRICE RANGE             SHARES        PRICE        (YEARS)       SHARES        PRICE
-------------------------------------  -----------  -----------  -------------  -----------  -----------
$17.00 to $18.50.....................     946,812    $   17.07           9.0       223,210    $   17.00
$25.87 to $35.56.....................      17,698    $   31.65           9.3
$37.28 to $53.19.....................      26,034    $   45.34           9.7

    A summary of restricted stock grant activity is as follows:

                                            1996                            1997
                                 --------------------------  ----------------------------------
                                  NUMBER OF   MARKET VALUE    NUMBER OF     MARKET VALUE PER
                                   SHARES       PER SHARE      SHARES             SHARE
                                 -----------  -------------  -----------  ---------------------
Balance at beginning of year...                                  94,913          $17.00
Restricted stock granted.......      94,913     $   17.00         4,744     $18.50 to $45.88
Restricted stock forfeited.....                                  (9,605)         $17.00
Restricted stock issued........                                    (992)         $17.00
                                 -----------       ------    -----------
Balance at end of year.........      94,913     $   17.00        89,060          $17.54
                                 -----------       ------    -----------

    At June 30, 1997, there were 3,338,336 shares reserved for future grants under existing stock performance plans. The Company applies APB 25 and its related interpretations in accounting for its stock performance plans. The weighted average fair values of stock options granted in 1996 and 1997 were $9.41 and $16.16. The weighted average fair values were determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.5%, no dividend yield, expected term of five years and volatility of 58%. Had compensation cost been determined based on the fair value of stock option awards at the date of grant, net income (earnings per share) would have been $26,904 and $57,456 ($3.73) in 1996 and 1997.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

13. PROVISION FOR INCOME TAXES

    The provision for income taxes consists of the following:

                                                                     YEAR ENDED JUNE 30,
                                                               --------------------------------
                                                                 1995        1996       1997
                                                               ---------  ----------  ---------
Current:
  Federal....................................................             $   10,706  $  25,819
  State......................................................                  1,738        787
  Non-U.S....................................................  $   1,554       4,572      4,679
                                                               ---------  ----------  ---------
Deferred:
  Federal....................................................                (10,706)    (1,039)
  State......................................................                 (1,738)       (59)
  Non-U.S....................................................     (1,554)     (1,894)     1,098
                                                               ---------  ----------  ---------
Provision for income taxes...................................  $  --      $    2,678  $  31,285
                                                               ---------  ----------  ---------

    The provision for income taxes differs from the amount computed by applying the federal statutory rate as a result of the following:

                                                                     YEAR ENDED JUNE 30,
                                                               -------------------------------
                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
Tax at 35% statutory federal tax rate........................  $   1,385  $  10,123  $  31,285
Higher effective tax rate on non-U.S. operations.............        485      2,657      2,158
Tax exemption................................................     (2,340)    (3,081)    (4,809)
Change in valuation allowance................................        574     (7,808)      (243)
State taxes, net of federal..................................       (161)       586        633
Other........................................................         57        201      2,261
                                                               ---------  ---------  ---------
Provision for income taxes...................................  $  --      $   2,678  $  31,285
                                                               ---------  ---------  ---------

    Deferred tax assets (liabilities) consist of the following:

                                                                                      JUNE 30,
                                                                                        1997
                                                                                      ---------
Deferred tax assets:
  Inventories.......................................................................  $     953
  Depreciation......................................................................      3,071
  Accrued liabilities...............................................................      1,955
  Other.............................................................................        466
                                                                                      ---------
    Deferred tax assets.............................................................      6,445
                                                                                      ---------
Deferred tax liabilities:
  Depreciation......................................................................     (3,805)
  Other.............................................................................     (3,203)
                                                                                      ---------
    Deferred tax liabilities........................................................     (7,008)
                                                                                      ---------
    Deferred income taxes...........................................................  $    (563)
                                                                                      ---------

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

13. PROVISION FOR INCOME TAXES (CONTINUED)
    Prior to the IPO, DuPont utilized various tax planning strategies and elections to minimize its total income tax expense. It is not practicable to identify the effects of these strategies and elections on the results of operations of the Company.

    In conjunction with the IPO, the Company, DuPont and DCEO entered into a tax indemnification agreement pursuant to which the Company will make payments to DuPont and/or DuPont will make payments to the Company, as appropriate, of taxes payable or receivable at the IPO date. The amount due from DuPont under the tax indemnification agreement was $2,073 and $256 at June 30, 1996 and 1997. The Company has a capital loss carryforward of $18,513 arising from the Realignment. Benefit from this carryforward, if and when realized, is payable to DuPont under the tax indemnification agreement.

14. GEOGRAPHIC INFORMATION

    The Company operates within a single industry segment. Geographic information as of and for the years ended June 30, 1995, 1996 and 1997 is as follows:

                                                UNITED                   ASIA
                                                STATES      EUROPE      PACIFIC      TOTAL
                                             ------------  ---------  -----------  ----------
1995
Sales......................................   $   90,095   $  41,958   $  29,461   $  161,514
Transfers between geographic areas.........        9,710       4,130         187
                                             ------------  ---------  -----------  ----------
                                                  99,805      46,088      29,648      161,514
                                             ------------  ---------  -----------  ----------
Net income (loss)..........................       (5,518)      3,426       6,167        4,119
Identifiable assets........................       84,107      37,685      49,909      171,701

1996
Sales......................................   $  121,620   $  52,910   $  38,885   $  213,415
Transfers between geographic areas.........       14,613       2,278          79
                                             ------------  ---------  -----------  ----------
                                                 136,233      55,188      38,964      213,415
                                             ------------  ---------  -----------  ----------
Net income.................................       14,987       7,154       4,479       26,904
Identifiable assets........................      126,540      36,214      65,139      227,893

1997
Sales......................................   $  145,621   $  62,988   $  52,576   $  261,185
Transfers between geographic areas.........       21,973       1,019         649
                                             ------------  ---------  -----------  ----------
                                                 167,594      64,007      53,225      261,185
                                             ------------  ---------  -----------  ----------
Net income.................................       38,836       9,037      11,131       59,004
Identifiable assets........................      151,293      50,877      89,409      291,579

    Sales outside the United States of products manufactured in and exported from the United States are not significant. Products are transferred between geographic areas on a basis intended to approximate the market value of such products.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

15. COMMITMENTS AND CONTINGENCIES

    The Company has various purchase commitments incident to the normal course of business including non-refundable deposits to purchase equipment aggregating $12,679 at June 30, 1997. In the aggregate, such commitments are not at prices in excess of current market. The Company is subject to litigation in the normal course of business. Management believes the effect, if any, of an unfavorable settlement of such litigation would not have a material adverse effect on the financial position, results of operations, cash flows or liquidity of the Company.

16. UNAUDITED QUARTERLY FINANCIAL DATA

    Unaudited quarterly financial data for the years ended June 30, 1996 and 1997 is as follows:

                                                                     QUARTER
                                            ----------------------------------------------------------
                                                FIRST         SECOND          THIRD         FOURTH
                                            -------------  -------------  -------------  -------------
1996
Sales.....................................  $      46,039  $      50,279  $      55,874  $      61,223
Operating profit..........................          4,887          8,748         11,502         11,749
Net income................................          2,426          6,564          9,412          8,502
Basic earnings per share..................           0.23           0.63           0.90           0.75
Diluted earnings per share................           0.23           0.63           0.90           0.74
Basic weighted average shares
  outstanding.............................     10,500,000     10,500,000     10,500,000     11,407,396
Diluted weighted average shares
  outstanding.............................     10,500,000     10,500,000     10,500,000     11,472,024

1997
Sales.....................................  $      64,244  $      64,260  $      62,760  $      69,921
Operating profit..........................         13,740         13,962         13,920         12,261
Income before extraordinary item..........          9,015          9,433          9,722          8,592
Net income................................          9,015          9,433         31,964          8,592
Basic earnings per share before
  extraordinary item......................           0.60           0.62           0.64           0.57
Diluted earnings per share before
  extraordinary item......................           0.59           0.61           0.62           0.55
Basic earnings per share..................           0.60           0.62           2.12           0.57
Diluted earnings per share................           0.59           0.61           2.05           0.55
Basic weighted average shares
  outstanding.............................     15,100,000     15,100,000     15,100,000     15,100,521
Diluted weighted average shares
  outstanding.............................     15,346,912     15,539,182     15,596,131     15,597,064

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

17. SUBSEQUENT EVENT--EARNINGS PER SHARE

    The Company adopted FAS 128 in the quarter ending December 31, 1997. Earnings per share amounts for all periods presented have been restated to conform to the requirements of SFAS 128. The following table sets forth the computation of basic and diluted earnings per share:

                                                                        YEAR ENDED JUNE 30,
                                                            -------------------------------------------
                                                                1995           1996           1997
                                                            -------------  -------------  -------------
Net income................................................  $       4,119  $      26,904  $      59,004
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------
Basic weighted average shares outstanding.................     10,500,000     10,726,849     15,100,521
                                                            -------------  -------------  -------------
Dilutive effect of stock performance plans................                        16,157        419,718
                                                            -------------  -------------  -------------
Diluted weighted average shares outstanding...............     10,500,000     10,743,006     15,520,239
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------
Basic earnings per share..................................  $        0.39  $        2.51  $        3.91
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------
Diluted earnings per share................................  $        0.39  $        2.50  $        3.80
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                                INCOME STATEMENT

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                         NINE MONTHS ENDED MARCH
                                                                                                   31,
                                                                                        --------------------------
                                                                                            1997          1998
                                                                                        ------------  ------------
Sales.................................................................................  $    191,264  $    203,700
Costs of goods sold...................................................................       117,652       134,195
Selling, general and administrative expense...........................................        23,434        22,678
Research and development expense......................................................         8,556         9,687
                                                                                        ------------  ------------
Operating profit......................................................................        41,622        37,140
Interest income.......................................................................        (1,341)         (515)
Exchange loss.........................................................................           613           233
                                                                                        ------------  ------------
Income before income taxes, minority interest and extraordinary item..................        42,350        37,422
Provision for income taxes............................................................        14,822        12,860
                                                                                        ------------  ------------
Income before minority interest and extraordinary item................................        27,528        24,562
Minority interest in loss of majority owned joint venture.............................          (642)         (687)
                                                                                        ------------  ------------
Income before extraordinary item......................................................        28,170        25,249
Extraordinary item....................................................................       (22,242)
                                                                                        ------------  ------------
Net income............................................................................  $     50,412  $     25,249
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Basic earnings per share before extraordinary item....................................  $       1.87  $       1.67
Extraordinary item....................................................................         (1.47)
                                                                                        ------------  ------------
Basic earnings per share..............................................................  $       3.34  $       1.67
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Basic weighted average shares outstanding.............................................    15,100,000    15,154,129
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Diluted earnings per share before extraordinary item..................................  $       1.82  $       1.62
Extraordinary item....................................................................         (1.43)
                                                                                        ------------  ------------
Diluted earnings per share............................................................  $       3.25  $       1.62
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Diluted weighted average shares outstanding...........................................    15,494,075    15,628,215
                                                                                        ------------  ------------
                                                                                        ------------  ------------

         The accompanying notes are an integral part of this statement.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                                 BALANCE SHEET

                (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

                                  (UNAUDITED)

                                     ASSETS

                                                                                                        MARCH 31,
                                                                                                           1998
                                                                                                        ----------
Current assets:
  Cash and cash equivalents...........................................................................  $   15,877
  Accounts receivable, trade..........................................................................      49,273
  Accounts receivable, related parties................................................................       3,110
  Inventories.........................................................................................      17,228
  Deferred income taxes...............................................................................       3,874
  Prepaid expenses and other current assets...........................................................      13,030
                                                                                                        ----------
    Total current assets..............................................................................     102,392
Property and equipment................................................................................     237,175
Accounts receivable, related parties..................................................................       1,104
Deferred income taxes.................................................................................       2,525
Other assets..........................................................................................       2,521
                                                                                                        ----------
    Total assets......................................................................................  $  345,717
                                                                                                        ----------
                                                                                                        ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, trade.............................................................................  $   25,539
  Accounts payable, related parties...................................................................       4,626
  Short-term borrowings...............................................................................       1,701
  Income taxes payable................................................................................       1,824
  Other accrued liabilities...........................................................................      28,244
                                                                                                        ----------
    Total current liabilities.........................................................................      61,934
Long-term borrowings..................................................................................       8,007
Long-term borrowings, related parties.................................................................      24,000
Deferred income taxes.................................................................................       6,962
Other liabilities.....................................................................................       1,697
Minority interest in net assets of majority owned joint venture.......................................
Commitments and contingencies.........................................................................
Stockholders' equity:
  Common stock, $.01 par value; 25,000,000 shares authorized;
    15,104,568 and 15,168,766 issued and outstanding..................................................         152
  Additional paid-in capital..........................................................................     158,712
  Retained earnings...................................................................................      84,253
                                                                                                        ----------
    Total liabilities and stockholders' equity........................................................  $  345,717
                                                                                                        ----------
                                                                                                        ----------

         The accompanying notes are an integral part of this statement.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                            STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                           -----------------------
                                                                                              1997        1998
                                                                                           ----------  -----------
Cash flows from operating activities:
  Net income.............................................................................  $   50,412  $    25,249
  Adjustments to reconcile net income to net cash provided by operations:
    Depreciation and amortization........................................................      19,305       23,159
    Other................................................................................        (779)      (1,035)
    Gain.................................................................................     (34,219)
    Cash provided (used) by changes in assets and liabilities:
      Accounts receivable................................................................      (1,035)     (13,446)
      Inventories........................................................................      (5,581)         569
      Prepaid expenses and other current assets..........................................      (2,970)      (3,939)
      Accounts payable...................................................................       7,277       17,648
      Other accrued liabilities..........................................................      16,000        5,027
                                                                                           ----------  -----------
        Net cash provided by operating activities........................................      48,410       53,232
                                                                                           ----------  -----------
Cash flows from investing activities:
  Capital expenditures...................................................................     (37,153)     (84,266)
  Proceeds from sale of investment.......................................................      39,219
  Payment for acquisition................................................................                  (28,344)
                                                                                           ----------  -----------
        Net cash provided by (used in) investing activities..............................       2,066     (112,610)
                                                                                           ----------  -----------
Cash flows from financing activities:
  Increase in borrowings.................................................................         699       23,769
  Net proceeds from issuance of common stock.............................................                    1,098
                                                                                           ----------  -----------
        Net cash provided by financing activities........................................         699       24,867
                                                                                           ----------  -----------
Effect of exchange rate changes on cash..................................................      (1,154)        (963)
                                                                                           ----------  -----------
Net increase (decrease) in cash and cash equivalents.....................................      50,021      (35,474)
Cash and cash equivalents at beginning of period.........................................      20,179       51,351
                                                                                           ----------  -----------
Cash and cash equivalents at end of period...............................................  $   70,200  $    15,877
                                                                                           ----------  -----------
                                                                                           ----------  -----------

         The accompanying notes are an integral part of this statement.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited interim financial statements of DuPont Photomasks, Inc. and its subsidiaries (the Company) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the audited financial statements and accompanying notes thereto included in the Company's 1997 Annual Report on Form 10-K. The unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for the fair presentation of the interim periods. Results for interim periods are not necessarily indicative of results for the year.

NOTE 2--INVENTORIES

    Inventories consist of the following:

                                                                  MARCH 31,
                                                                    1998
                                                                 -----------
Raw materials and supplies.....................................   $  13,988
Work-in-process................................................       1,156
Finished product...............................................       2,084
                                                                 -----------
  Inventories..................................................   $  17,228
                                                                 -----------
                                                                 -----------

NOTE 3--ACQUISITION

    On March 16, 1998, the Company entered into a strategic alliance with Hyundai Electronics Industries Co., Ltd. ("Hyundai") whereby the Company purchased selected photomask manufacturing equipment located at Hyundai's captive photomask manufacturing facility in Kanam, Republic of Korea ("Korea") and entered into a five-year sales and supply agreement with Hyundai. The Company acquired, through its Korean subsidiary, approximately $28,800 of equipment and approximately $1,000 in inventory. Consideration for the assets included $28,344 in cash, and was partially financed by $24,000 in borrowings under the Company's credit facility with DuPont.

NOTE 4--EXTRAORDINARY ITEM

    Between January 20 and 23, 1997, the Company sold its entire investment in Etec Systems, Inc. common stock. Aggregate net proceeds from the sale were $39,219 and the Company realized a $34,219 gain on the sale. The related provision for income taxes was $11,977.

NOTE 5--COMMITMENTS AND CONTINGENCIES

    The Company is currently negotiating an agreement with United
Microelectronics Corporation to establish a joint venture to produce photomasks in Taiwan. There can be no assurance that final agreements will be executed or that, if executed, the resultant joint venture will yield results that are favorable to the Company.

                    DUPONT PHOTOMASKS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

NOTE 5--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    On April 14, 1998, the Company announced that it plans to build a new photomask production facility in Singapore. The site will service the growing number of semiconductor manufacturers in Singapore and the rest of Southeast Asia. Current plans are to invest $50 million over the next five years. The Company previously announced plans for, and has begun construction on, a new photomask production facility in Gresham, Oregon. The site will service the growing number of semiconductor manufacturers in northwest United States. Current plans are to invest $75 million over the next four years. There can be no assurance that construction on either facility will be completed or that, if completed, either facility will yield results that are favorable to the Company.

    On April 22, 1998, the Company announced that it had entered into an agreement with Etec to upgrade its MEBES-Registered Trademark- electron-beam pattern generation tools. The hardware and software upgrades will enhance the capability of the tools while simultaneously increasing the speed at which they operate. As part of the agreement, Etec has purchased the use of technology developed by the Company. The tools to be upgraded currently reside throughout the Company's integrated network of production facilities. As part of the agreement, Etec is scheduled to deliver, and the Company is committed to purchase, the initial upgraded MEBES-Registered Trademark- tool in early 1999, with additional tools scheduled for upgrades over the course of the next four years. There can be no assurance that the Company will be successful in upgrading its tools or that such upgraded tools will yield results that are favorable to the Company.

    Also on April 22, 1998, the Company announced the formation of a strategic alliance with Hoya Corporation to develop and produce advanced photoblanks. A primary goal of the alliance will be the development of advanced photoblanks used in the production of binary and phase shift photomasks supporting the manufacture of semiconductor devices with 0.18 micron design rules and below. The companies have also agreed to exchange technical information related to the production of photoblanks. The relationship calls for Hoya to supply the Company with developmental photoblanks based on agreed-upon design and performance specifications. As part of the agreement, the Company will have exclusive rights to use photoblanks and technology developed under the relationship. Additionally, the Company has agreed to utilize Hoya's photoblanks in its photomask manufacturing operations, supplementing its internal supply. There can be no assurance that the alliance will yield results that are favorable to the Company.

    The Company has various purchase commitments incident to the normal course of business including non-refundable deposits to purchase equipment. In the aggregate, such commitments are not at prices in excess of current market. The Company is subject to litigation in the normal course of business. Management believes the effect, if any, of an unfavorable settlement of such litigation would not have a material adverse effect on the financial position, results of operations, cash flows or liquidity of the Company.

NOTE 6--RECLASSIFICATIONS AND RESTATEMENTS

    Certain prior year balances have been reclassified to conform to the 1998 presentation. In addition, the Company adopted FAS 128 in the quarter ended December 31, 1997. Earnings per share have been restated for all periods presented to conform to the requirements of FAS 128.

                            DUPONT PHOTOMASKS, INC.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
PROSPECTUS (SUBJECT TO COMPLETION)
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

ISSUED MAY 12, 1998

                                2,700,000 SHARES

                            DUPONT PHOTOMASKS, INC.

                                  COMMON STOCK
                               -----------------

OF THE 2,700,000 SHARES OF COMMON STOCK OFFERED HEREBY, 540,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE
   INTERNATIONAL UNDERWRITERS AND 2,160,000 SHARES ARE BEING OFFERED
   INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE
     "UNDERWRITERS." OF THE 2,700,000 SHARES OF COMMON STOCK BEING OFFERED, 700,000 SHARES ARE BEING SOLD BY THE COMPANY AND 2,000,000 SHARES
       ARE BEING SOLD BY A WHOLLY OWNED SUBSIDIARY OF E.I. DU PONT DE
       NEMOURS AND COMPANY ("DUPONT"). SEE "SELLING STOCKHOLDER." THE
        COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES
           BY DUPONT. THE COMPANY'S COMMON STOCK IS QUOTED ON THE
           NASDAQ NATIONAL MARKET UNDER THE SYMBOL "DPMI." ON MAY
             11, 1998, THE LAST SALE PRICE OF THE COMMON STOCK AS
             REPORTED ON THE NASDAQ NATIONAL MARKET WAS $51.66
                 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."

                            ------------------------

UPON COMPLETION OF THE OFFERING, DUPONT WILL INDIRECTLY OWN APPROXIMATELY 54% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK AND WILL CONTINUE
         TO CONTROL THE COMPANY. SEE "SELLING STOCKHOLDER" AND
         "TRANSACTIONS AND RELATIONSHIP
                                   BETWEEN THE COMPANY AND
                                    DUPONT."

                            ------------------------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                                   COMMENCING ON PAGE 6 HEREOF.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                            PRICE $         A SHARE
                              -------------------

                                                             UNDERWRITING                            PROCEEDS TO
                                           PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                            PUBLIC         COMMISSIONS (1)       COMPANY (2)         STOCKHOLDER
                                      ------------------  ------------------  ------------------  ------------------
PER SHARE...........................          $                   $                   $                   $
TOTAL(3)............................          $                   $                   $                   $

----------
    (1) THE COMPANY AND DUPONT HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $117,000.
    (3) THE COMPANY AND DUPONT HAVE GRANTED THE U.S. UNDERWRITERS OPTIONS, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 105,000 AND 300,000 ADDITIONAL SHARES, RESPECTIVELY, AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTIONS IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO COMPANY AND PROCEEDS TO SELLING
       STOCKHOLDER WILL BE $         , $         , $         AND $         ,
       RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT               , 1998, AT THE
OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER
     DEUTSCHE BANK
           DONALDSON, LUFKIN & JENRETTE
                   INTERNATIONAL
                                           NATIONSBANC MONTGOMERY SECURITIES LLC
                         NEEDHAM & COMPANY, INC.

         , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

    Capitalized terms used but not defined in this Part II to the Registration Statement shall have the respective meanings assigned to such terms in the Prospectus which forms a part of this Registration Statement.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant and DuPont in connection with the registration of the Shares under the Securities Act. All amounts are estimates except the Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee. Such expenses will be borne pro rata by the registrant and DuPont based upon the respective numbers of Shares to be sold by each.

Commission registration fee.......................................  $  47,059
NASD filing fee...................................................     16,452
Nasdaq National Market listing fee................................     16,100
Legal fees and expenses...........................................    100,000
Accounting fees and expenses......................................    100,000
Printing expenses.................................................    130,000
Miscellaneous.....................................................     40,389
                                                                    ---------
  Total...........................................................  $ 450,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fee), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    Article Ninth of the registrant's Certificate of Incorporation, as amended and restated, provides that, to the fullest extent permitted by the DGCL, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

    Article VII of the registrant's Bylaws, as amended, further provides that the registrant shall indemnify each of its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful.

    The registrant has entered into indemnification agreements with each of its directors and executive officers.

    The registrant maintains officers' and directors' liability insurance.

    Pursuant to the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters agree to indemnify, under certain conditions, the registrant, its officers and directors and persons who control the registrant within the meaning of the Securities Act against certain liabilities.

ITEM 16.  EXHIBITS.

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement.

      3.1**  Certificate of Incorporation of the Company, as amended and restated on April 3, 1996.

      3.2**  Bylaws, as amended.

      4.1**  Specimen Certificate for Common Stock.

      5.1*   Opinion of Brobeck, Phleger & Harrison LLP.

     23.1    Consent of Price Waterhouse LLP.

     23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed herewith as Exhibit 5.1).

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
     24.1    A power of attorney pursuant to which amendments to this Registration Statement may be filed
               (included on the signature page contained in Part II of this Registration Statement).

---------

*   To be filed by amendment.

** Previously filed with the Securities and Exchange Commission as an exhibit to registrant's Registration Statement on Form S-1 (Registration Statement No. 333-3386).

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation, as amended, or the Bylaws, as amended, of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on this 12th day of May, 1998.

                                DUPONT PHOTOMASKS, INC.

                                By:           /s/ J. MICHAEL HARDINGER
                                     -----------------------------------------
                                                J. Michael Hardinger
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of J. Michael Hardinger, John M. Lynn and David S. Gino, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
   /s/ J. MICHAEL HARDINGER       Chief Executive Officer
------------------------------    and Director (Principal      May 12, 1998
     J. Michael Hardinger         executive officer)

                                Executive Vice
                                  President--Finance and
      /s/ DAVID S. GINO           Chief Financial Officer
------------------------------    (Principal financial         May 12, 1998
        David S. Gino             officer and accounting
                                  officer)

      /s/ JOHN L. DOYLE
------------------------------  Director                       May 12, 1998
        John L. Doyle

      /s/ JOHN W. HIMES
------------------------------  Director                       May 12, 1998
        John W. Himes

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ JOHN C. HODGSON
------------------------------  Director                       May 12, 1998
       John C. Hodgson

    /s/ GARY W. PANKONIEN
------------------------------  Director                       May 12, 1998
      Gary W. Pankonien

     /s/ JOHN C. SARGENT
------------------------------  Director                       May 12, 1998
       John C. Sargent

    /s/ MARSHALL C. TURNER
------------------------------  Director                       May 12, 1998
      Marshall C. Turner

   /s/ SUSAN A. VLADUCHICK
------------------------------  Director                       May 12, 1998
     Susan A. Vladuchick

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                 DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement.

      3.1**  Certificate of Incorporation of the Company, as amended and restated on April 3, 1996.

      3.2**  Bylaws, as amended.

      4.1**  Specimen Certificate for Common Stock.

      5.1*   Opinion of Brobeck, Phleger & Harrison LLP.

     23.1    Consent of Price Waterhouse LLP.

     23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed herewith as Exhibit 5.1).

     24.1    A power of attorney pursuant to which amendments to this Registration Statement may be filed
               (included on the signature page contained in Part II of this Registration Statement).

---------

*   To be filed by amendment.

** Previously filed with the Securities and Exchange Commission as an exhibit to registrant's Registration Statement on Form S-1 (Registration Statement No. 333-3386).